SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                  ----------------------------------
                              FORM 11-K
    (X)  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

         For the fiscal year ended December 31, 1993

                                or

    ( )  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF
         THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

         For the transition period from ___________________

                   Commission file number 1-2360

                   IBM TAX DEFERRED SAVINGS PLAN
                   -----------------------------
                      (Full title of the plan)

               Manager of Benefits - U.S. Operations
                              IBM
                            Route 9
                    Town of Mount Pleasant
                North Tarrytown, New York 10591
             -------------------------------------
                      (Address of the plan)

          INTERNATIONAL BUSINESS MACHINES CORPORATION
          -------------------------------------------
   (Name of issuer of the securities held pursuant to the plan)

                         Old Orchard Road

                     Armonk, New York 10504
                     ----------------------
       (Address of issuer's  principal  executive  office)

                    REQUIRED INFORMATION
                                                                    Page
                                                                    ----
Consent of Independent Accountants                                   3
Report of Independent Accountants                                    4

Financial Statements:
_____________________

Statements of Net Assets Available for Plan Benefits
  as of December 31, 1993 and December 31, 1992                      5
Statement of Changes in Net Assets Available for Plan
  Benefits for the year ended December 31, 1993                      7
Notes to Financial Statements                                        8

Supplementary Schedules:
________________________

Schedule I - Assets Held for Investment at December 31, 1993        20
Schedule II - Transactions Involving an Amount in Excess
  of 5 Percent of the Current Value of Plan Assets                  77



                         SIGNATURE



Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the plan) have duly caused this annual report to be signed by the undersigned thereunto duly authorized.

                                      IBM TAX DEFERRED SAVINGS PLAN

Dated June 27, 1994                   By:  R. F. Wallman
                                          ---------------------------
                                          (R. F. Wallman, Controller)

             CONSENT OF INDEPENDENT ACCOUNTANTS
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (33-33458) of IBM Corporation Tax Deferred Savings Plan of our report dated June 17, 1994 appearing on page 4 of this Annual Report on Form 11-K for the year ended December 31, 1993.


PRICE WATERHOUSE

1177 Avenue of the Americas
New York, NY 10036
June 17, 1994

             REPORT OF INDEPENDENT ACCOUNTANTS


To the Members of the
IBM Retirement Plans Committee and the
Participants of the International Business Machines Corporation
Tax Deferred Savings Plan




In our opinion, the financial statements as referenced in the Required Information Section on page 2, present fairly, in all material respects, the net assets available for plan benefits of the IBM Tax Deferred Savings Plan at December 31, 1993 and 1992, and the changes in net assets available for plan benefits for the year ended December 31, 1993, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable as-surance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting prin-ciples used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The addi-tional information included in supplementary schedules I and II is presented for purposes of additional analysis and is not a required part of the basic financial statements but is additional information required by ERISA. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


PRICE WATERHOUSE
1177 Avenue of the Americas
New York, NY  10036
June 17, 1994


                                            INTERNATIONAL BUSINESS MACHINES CORPORATION
                                                     TAX DEFERRED SAVINGS PLAN
                                        STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                      AS OF DECEMBER 31, 1993
                                                      (Dollars in thousands)
                                                                                                  U.S.
                                        Money Large Co.  Small Co.     IBM               Fixed   Govt.   Int'l. Balanced
                                       Market    Index      Stock    Stock     Loan     Income    Sec.   Stock     Asset
                                         Fund     Fund       Fund     Fund     Fund       Fund    Fund    Fund      Fund     Total
                                     -------- --------- ---------  ------- -------- ---------- ------- -------  --------  ---------
Assets:
 Investments at fair value:
  Interest in equity-oriented
   General Employee Benefit
   Trust pooled fund
   (cost: $1,199,710)                          1,874,979                                                                   1,874,979
  Interest in short-term investment-
   oriented General Employee Benefit
   Trust pooled funds
   (cost: $409,307)                   283,754      4,361   26,479    7,058             24,595    2,251   57,502    3,307     409,307
  Investment contracts
   (cost: $3,092,850)                                                               3,092,850                              3,092,850
  U.S. Government Treasury Securities
   (cost: $77,208)                                            358                               65,996   10,226               76,580
  Common Stock (cost: $1,101,237)                         880,486  153,753                              171,879            1,206,118
                                      -------  ---------  -------  -------          ---------  -------  -------  -------   ---------
    Total investments                 283,754  1,879,340  907,323  160,811          3,117,445   68,247  239,607    3,307   6,659,834
 Income and sales proceeds receivable     796          3    2,598       10       13    18,445      999      725        9      23,598
 Contributions receivable (payable)        14        (65)      (9)      37                 78       (9)      48       10         104
 Loans receivable                                                           250,457                                          250,457
 Transfers receivable (payable)          (499)      (997)   1,563       69    1,468    (2,579)      76      566      333
 Balanced Asset Fund Allocation                  (64,449) (16,141)                    (48,521) (16,171) (16,218) 161,500
                                      -------  ---------  -------  -------  ------- ---------  -------  -------  --------  ---------
    Total assets                      284,065  1,813,832  895,334  160,927  251,938 3,084,868   53,142  224,728  165,159   6,933,993
Liabilities:
 Expenses payable                          13          1       19                       1,007       (8)     (71)      (9)        952
 Investments purchased                                         42    5,727                               11,245               17,014
                                      -------  ---------  -------  -------  ------- ---------  -------  -------  -------   ---------
    Total liabilities                      13          1       61    5,727              1,007       (8)  11,174       (9)     17,966
                                      -------  ---------  -------  -------  ------- ---------  -------  -------  -------   ---------
 Net assets available for plan
       benefits                       284,052  1,813,831  895,273  155,200  251,938 3,083,861   53,150  213,554  165,168   6,916,027
                                      =======  =========  =======  =======  ======= =========  =======  =======  =======   =========



The accompanying notes are an integral part of this financial statement.

                                            INTERNATIONAL BUSINESS MACHINES CORPORATION
                                                     TAX DEFERRED SAVINGS PLAN
                                        STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                                      AS OF DECEMBER 31, 1992
                                                      (Dollars in thousands)
                                                                                                                      U.S.
                                        Money Large Co.                      Small Co.      IBM               Fixed  Govt.
                                       Market     Index    Equity     Equity     Stock    Stock     Loan     Income   Sec.
                                         Fund      Fund    I Fund    II Fund      Fund     Fund     Fund       Fund   Fund     Total
                                     -------- ---------  -------- ----------  -------- -------- -------- ---------- ------ ---------
Assets:
 Investments at fair value:
  Shares of equity-oriented
  registered investment companies:
    Equity I Fund (cost: $116,114)                        127,447
    Equity II Fund (cost: $94,739)                                 114,081
   Total all funds (cost: $210,853)                                                                                          241,528
  Interest in equity-oriented
   General Employee Benefit
   Trust pooled fund
   (cost: $981,550)                            1,561,070                                                                   1,561,070
  Interest in short-term investment-
   oriented General Employee Benefit
   Trust pooled funds
   (cost: $363,116)                   322,134         15      372      134    24,948    3,697               8,406   3,410    363,116
  Investment contracts
   (cost: $2,934,944)                                                                                   2,934,944          2,934,944
  U.S. Government Treasury Securities
   (cost: $53,864)                                                                                                 54,063     54,063
  Common Stock (cost: $571,147)                                              493,485   81,211                                574,696
                                     --------  ---------  -------  -------   -------   ------           ---------  ------  ---------
    Total investments                 322,134  1,561,085  127,819  114,215   518,433   84,908           2,943,350  57,473  5,729,417
 Income and sales proceeds receivable     929          2        3        2       819        6              19,292     514     21,567
 Contributions receivable (payable)       (67)       (63)                        401       98                (191)    (20)       158
 Loans receivable                                                                              248,012                       248,012
 Transfers receivable (payable)        (1,173)    (1,419)    (110)     (59)    4,127    1,428    3,725     (5,970)   (549)
                                      -------  ---------  -------  -------   -------   ------  -------  ---------  ------  ---------
    Total assets                      321,823  1,559,605  127,712  114,158   523,780   86,440  251,737  2,956,481  57,418  5,999,154
Liabilities:
 Expenses payable                          11         12        1        1         3       24                 324       1        377
 Investments purchased                                                        12,617    3,526                                 16,143
                                      -------  ---------  -------  -------   -------   ------  -------  ---------  ------  ---------
    Total liabilities                      11         12        1        1    12,620    3,550                 324       1     16,520
                                      -------  ---------  -------  -------   -------   ------  -------  ---------  ------  ---------
 Net assets available for plan
       benefits                       321,812  1,559,593  127,711  114,157   511,160   82,890  251,737  2,956,157  57,417  5,982,634
                                      =======  =========  =======  =======   =======   ======  =======  =========  ======  =========



The accompanying notes are an integral part of this financial statement.

                                                      INTERNATIONAL BUSINESS MACHINES CORPORATION
                                                               TAX DEFERRED SAVINGS PLAN
                                                          STATEMENT OF CHANGES IN NET ASSETS
                                                              AVAILABLE FOR PLAN BENEFITS
                                                       FOR THE THE YEAR ENDED DECEMBER 31, 1993
                                                                (Dollars in thousands)

                                                                         Small
                                  Money   Lge Co.                          Co.    IBM
                                 Market     Index    Equity    Equity    Stock   Stock
                                   Fund      Fund    I Fund   II Fund     Fund    Fund
                                -------  --------   -------  --------  ------- -------
Additions:
  Participant contributions      32,458   135,693                      110,387   9,908
  Employer contributions          7,309    28,118                       21,970   2,028
  Transfer of Balanced Asset
    Fund Contributions                      3,415                          853
  Participant loan repayments     8,786    42,532                       29,472   3,597
  Participant directed transfer
    of investments, net         (70,211)   29,587  (137,482) (121,702) 197,536  43,265
                                -------  --------  --------  --------  ------- -------
     Total contributions
      and transfers             (21,658)  239,345  (137,482) (121,702) 360,218  58,798
                                -------  --------  ---------  -------- ------- -------
Income from investments:
  Interest                        9,722       109        68        72    1,112      36
  Dividends                                           1,576     2,050   13,539   3,142
                                -------  --------  --------  --------  ------- -------
     Total income                 9,722       109     1,644     2,122   14,651   3,178
                                -------  --------  --------  --------  ------- -------
Unrealized and realized
  gain (loss) on investments,
  net                                     170,357    10,195     7,252   66,664  15,795
                                -------  --------  --------  --------  ------- -------
     Total additions            (11,936)  409,811  (125,643) (112,328) 441,533  77,771
                                -------  --------  --------  --------  ------- -------
Reductions:
  Distributions to participants  14,425    45,119     1,974     1,746   18,208   1,627
  Transfer to/(from) other
    benefits plans, net               3         9        14        12      (82)    115
  Balanced Asset Fund Alloc.               64,449                       16,141
  Loans to participants          10,575    43,661                       22,142   3,627
  Administrative expenses           821     2,335        80        71    1,011      92
                                -------  --------   -------  --------  ------- -------
     Total reductions            25,824   155,573     2,068     1,829   57,420   5,461
                                -------  --------   -------  --------  ------- -------
Increase (decrease) in net
  assets during the year        (37,760)  254,238  (127,711) (114,157) 384,113  72,310
Net assets available for plan
  benefits:
  Beginning of year             321,812 1,559,593   127,711   114,157  511,160  82,890
                                ------- ---------  --------  --------  ------- -------
  End of year                   284,052 1,813,831         0         0  895,273 155,200
                                ======= =========  ========= ========  ======= =======


                                                                 U.S.
                                   Int'l                Fixed    Govt      Bal.
                                   Stock     Loan      Income    Sec.     Asset
                                    Fund     Fund        Fund    Fund      Fund     Total
                                 -------  --------  ---------  ------   -------  ---------
Additions:
  Participant contributions        7,521              173,728   7,954     7,688    485,337
  Employer contributions           1,435               36,705   1,596     1,520    100,681
  Transfer of Balanced Asset
    Fund Contributions               854                2,561     854    (8,537)
  Participant loan repayments      1,959  (156,082)    66,350   2,204     1,182
  Participant directed transfer
    of investments, net          204,228             (147,466)   (114)    2,359
                                 -------  --------  ---------  ------   -------  ---------
     Total contributions
      and transfers              215,997  (156,082)   131,878  12,494     4,212    586,018
                                 -------  --------  ---------  ------   -------  ---------
Income from investments:
  Interest                           876    19,081    222,509   3,576        55    257,216
  Dividends                          842                                            21,149
                                 -------  --------  ---------  ------   -------  ---------
     Total income                  1,718    19,081    222,509   3,576        55    278,365
                                 -------  --------  ---------  ------   -------  ---------
Unrealized and realized
  gain (loss) on investments,
  net                             15,756                         (491)             285,528
                                 -------  --------  ---------  ------   -------  ---------
     Total additions             233,471  (137,001)   354,387  15,579     4,267  1,149,911
                                  ------  --------  ---------  ------   -------  ---------
Reductions:
  Distributions to participants    2,138    19,882     99,177   2,007       424    206,727
  Transfer to/(from) other
    benefits plans, net              (82)                (443)    (31)      (13)      (498)
  Balanced Asset Fund Alloc.      16,218               48,521  16,171  (161,500)
  Loans to participants            1,361  (157,084)    74,079   1,615        24
  Administrative expenses            282                5,349      84       164     10,289
                                 -------  --------  ----------  ------   ------- ---------
     Total reductions             19,917  (137,202)   226,683  19,846  (160,901)   216,518
                                 -------  --------  ---------  ------   -------  ---------
Increase (decrease) in net
  assets during the year         213,554       201    127,704  (4,267)  165,168    933,393
Net assets available for plan
  benefits:
  Beginning of year                    0   251,737  2,956,157  57,417         0  5,982,634
                                 -------  --------  ---------  ------   -------  ---------
  End of year                    213,554   251,938  3,083,861  53,150   165,168  6,916,027
                                 =======  ========  =========  ======   =======  =========




The accompanying notes are an integral part of this financial statement.

        INTERNATIONAL BUSINESS MACHINES CORPORATION
                 TAX DEFERRED SAVINGS PLAN
               NOTES TO FINANCIAL STATEMENTS
NOTE 1 - DESCRIPTION OF THE PLAN:

General:

The International Business Machines Corporation ("IBM") Tax Deferred Savings Plan (the "Plan") offers all qualifying ac-tive regular or part-time employees of IBM and certain of its domestic subsidiaries an opportunity to defer up to nine percent of their compensation, which IBM will contribute on their behalf, to any of eight investment funds. The invest-ment objectives of these funds are described in Note 3. The Plan was established by resolution of IBM's Retirement Plans Committee effective July 1, 1983 and is held in trust for the benefit of its participants. During 1993, the Plan was modified to include the addition of the International Stock Fund and the Balanced Asset Fund, while the Equity I and Equity II Funds were closed. Plan participants who had not instructed the Plan's Trustee to transfer the remaining Equity I and Equity II balances to another plan fund by July 1, 1993, had these balances auto-matically transferred on their behalf into the Large Company Index Fund. The Plan is intended to qualify as a profit-sharing plan under the Internal Revenue Code of 1954, as amended, and is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended.

Administration:

The Plan is administered by IBM's Retirement Plans Committee which has appointed officials of IBM as plan administrators to assist in administering the Plan. The IBM Retirement Plans Committee has also appointed Bankers Trust Company as Trustee to safeguard the assets of the various funds and outside investment managers to direct investments in the various funds. In addition, through 1993 IBM acted as the investment manager for the Small Company Stock Fund, International Stock Fund, and U.S. Government Securities Fund, and negotiated contracts with the respec-tive financial institutions for Fixed Income Fund invest-ments. Effective March 1, 1994, management of the U.S. Government Securities Fund was transferred to Bankers Trust Company; effective May 13, 1994, management of the Small Company Stock Fund was transferred to State Street Global Advisors, the institutional investment management affiliate of State Street Bank and Trust Company, and management of the International Stock Fund was transferred to Bankers Trust Company. (Refer to Note 8 - Subsequent Events).

Contributions and participants' equity:

Contributions are made to the Plan by IBM on behalf of each participant based upon the participant's elected compen-sation deferral. Participants may elect to defer up to nine percent of their eligible compensation.

IBM's matching deferral is thirty percent of each partic-ipant's deferral up to a maximum of five percent of a par-ticipant's eligible compensation. Participants may choose to have their contributions invested entirely in any one of, or in any combination of, the following funds in 5 percent multiples: Money Market Fund, Large Company Index Fund, Fixed Income Fund, Small Company Stock Fund, IBM Stock Fund, U.S. Government Securities Fund, International Stock Fund, and Balanced Asset Fund. These funds and their investment objectives are more fully described in Note 3. Contrib-utions are temporarily invested in short-term investments and are then allocated to the funds selected by the partic-ipant. Participants may elect to change their investment selection for future contributions during any payroll pe-riod. Also, the participant may transfer part or all of ex-isting account balances among funds in the Plan during any weekly valuation period, except that money in the Fixed In-come Fund may not be transferred directly into the Money Market Fund or U.S. Government Securities Fund, and if transferred to an equity fund may not subsequently be trans-ferred to the Money Market Fund or U.S. Government Securi-ties Fund for three months. The Trustee maintains an account in the name of each participant to which the Trustee records each participant's contributions and share of the net earnings, losses and expenses, if any, of the various investment funds. The earnings on the assets held in each of the funds and all proceeds from the sale of such assets are held and reinvested in the respective funds.

The interest of each participant in each of the funds is re-presented by units/shares credited to the participant's ac-count.

The initial unit value of each fund (excluding the IBM Stock
Fund), on the first valuation date, was equivalent to $1.00. On each succeeding valuation date, the unit value of each fund is determined by dividing the value of the fund on that date by the number of outstanding units in the fund. In de-termining the unit value, new contributions that are to be allocated as of the valuation date are excluded from the calculation. The number of additional units to be credited to a participant's account for each fund, due to new con-tributions, is equal to the amount of the participant's new contributions to the fund divided by the unit value for the applicable fund as determined on the valuation date.

For the IBM Stock Fund, the initial valuation price per share was $106.125 (March 30, 1990 closing price). On each succeeding valuation date, the valuation price per share for the IBM Stock Fund is the closing price of IBM stock as re-ported on the New York Stock Exchange Composite tape for that date. This valuation price, applied to the partic-ipant's whole and fractional shares, and cash awaiting in-vestment in IBM stock comprise the participant's equity in the Fund.

At December 31, 1993 and 1992 the number of participants in the Plan approximated 191,000 and 192,000, respectively. The number of individuals participating in each of the Plan's funds at December 31, 1993, were approximately:

          Money Market                      53,000
          Large Company Index              123,000
          Small Company Stock               92,000
          IBM Stock                         21,000
          Fixed Income                     146,000
          U.S. Government Securities        14,000
          International Stock               26,000
          Balanced Asset                    13,000

Contributions made to the Plan and interest, dividends or other earnings of the Plan are not includable in gross in-come of the participant until withdrawal, at which time all earnings and contributions withdrawn are generally taxed as ordinary income to the participant. Additionally, with-drawals by the participant before attaining age 59 1/2 are generally subject to a penalty tax of 10%.

Consistent with provisions established by the  IRS,  a  1993 annual limit of $8,994 was set on employee deferrals under salary deferral plans, such as the IBM Tax Deferred Savings
Plan.

Vesting:

Participants in the Plan are at all times fully vested in their account balance, including deferred compensation, matching contributions and earnings thereon.

Distribution:

A participant who has attained age 59 1/2 may request a cash distribution of all or part of the value of the partic-ipant's account. The minimum amount of any such distrib-ution shall be the lesser of the participant's account balance or $500. In the event that the participant retires under the IBM Retirement Plan or becomes eligible for bene-fits under the IBM Medical Disability Income Plan, the par-ticipant may elect to receive the balance of the participant's account in a specified number of annual cash installments over a period not to exceed ten years or to de-fer payment, whether lump-sum or installment, until age 70 1/2.

Upon the death of a participant, the value of the partic-ipant's account will be distributed to the participant's beneficiary in a lump-sum cash payment. If the participant is married, the beneficiary will be the participant's spouse. If the participant is single, the beneficiary will be as designated under the IBM Group Life Insurance Plan (unless the participant has assigned ownership of such in-surance). In the absence of an effective designation under the Plan at the time of death, the proceeds will normally be paid in the following order: the participant's spouse, the participant's children in equal shares, or to surviving par-ents equally. If no spouse, child, or parent is living, payments will be made to the executors or administrators of the participant's estate.

Participants may borrow, subject to additional limitations relative to prior loans, up to one-half of the value of the participant's account balance, but not to exceed $50,000. The loan shall bear a fixed rate of interest, set quarterly, for the term of the loan, determined by the plan administra-tor to be 1.25 percent above the prime rate. Repayment of a loan shall be made through monthly payroll deductions over a term of one to four years. Employees on an approved leave of absence may elect to make monthly loan payments directly to the Trustee. Participants may continue to contribute to the Plan while having an outstanding loan, provided that the loan is not in default.

All outstanding loans shall be due and payable as of the last date of employment in the case of retirement, sepa-ration or death. In the event payment is not made within forty-five days of notification by the Trustee, the partic-ipant shall be deemed to have received a distribution from the Plan in an amount equal to the remaining outstanding principal and accrued interest on the loan.

The number of outstanding loans at December 31, 1993 and 1992 was 50,688 and 50,827, respectively. Interest rates on outstanding loans at December 31, 1993 ranged from 7.25% to 11.25%.

Termination of service:

The value of the participant's account will be distributed to the participant in a lump-sum cash payment as soon as practical following the termination of the participant's em-ployment with IBM for any reason other than retirement, med-ical disability or death. If the account balance is greater than $3,500 at the time of separation, the participant may elect to defer distribution of the account until age 70 1/2.

Termination of the Plan:



IBM reserves the right to terminate this Plan at any time by action of its Retirement Plans Committee. In such event, each participant or beneficiary receiving or entitled to re-ceive payments under the Plan will receive the balance of his or her account at such time and in such manner as the Retirement Plans Committee shall determine at its dis-cretion.

In the event of a full or partial termination of the Plan, or upon complete discontinuance of contributions under the Plan, the rights of all affected participants in the value of their accounts will be nonforfeitable.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Valuation of investments:

The fair value of the net assets of the Plan is based on the estimated fair values of the underlying assets and liabil-ities.

Investments in registered investment companies and pooled funds are valued at the net asset values per share as quoted by such companies or funds as of the valuation date. In-vestments in insurance and group annuity contracts and fixed rate time deposits are valued at the cost of amounts con-tributed plus interest paid and reinvested. United States Government Treasury Securities and common stocks, including IBM stock, are valued at quoted market prices. Interest ac-crued on investments is recorded separately as interest receivable until paid and reinvested.

Security transactions and related investment income:

Security transactions are recorded on a trade-date basis. Realized gains and losses on sales of securities are based on average cost at the time of sale. Dividend income is re-corded on the ex-dividend date and interest income is re-corded on the accrual basis.

Administrative expenses and investment management fees:

Effective August 1, 1992, all initial and ongoing adminis-trative costs of the Plan are paid by the Plan. This in-cludes: (a) brokerage fees and commissions which are included in the cost of investments when purchased and in determining net proceeds on sales of investments (b) invest-ment management fees which are paid from the respective fund's assets. Such fees consist of fixed annual charges with the exception of the Large Company Stock and Money Mar-ket Funds which are based on a percentage of net asset value. (c) Operational expenses required for administration of the Plan consisting of trustee, recordkeeping, partic-ipant reports and communications, and Service Center ex-penses. These expenses are charged against the fund's assets on a pro rata basis throughout the year. Prior to August 1, 1992, IBM paid all initial and ongoing administra-tive costs of the plans, except for brokerage fees, commis-sions, and investment management fees.

NOTE 3 - DESCRIPTION OF INVESTMENT FUNDS:

The eight investment funds to which employees have contrib-uted monies are described below:

Money Market Fund - Preservation of principal, liquidity and a variable rate of income based on current market interest rates:

Investments in the Money Market Fund are managed by the Bankers Trust Company.

Investments are made in a diversified portfolio of high-quality money market instruments with average maturity dates not exceeding 91 days from the date of purchase. Twenty percent of the value of the fund may be invested in instru-ments with maturities not to exceed 182 days. At all times not less than 20 percent of the remaining assets of the fund must be composed of cash, demand obligations and assets that mature on the next business day.

The fund in which monies are invested is the  Bankers  Trust
Company's Discretionary Short-term Investment Fund.

Large Company Index Fund (formerly "Index Fund") - Long term growth of capital with a market rate of return from a diver-sified group of large- and medium-company stocks:

This fund invests in a broad range of common stocks through Bankers Trust Company's Equity Index Fund which is designed to produce investment results approximating the price and yield performance of the Standard & Poor's Composite Index of 500 Stocks (S & P 500). The S & P 500 Index is composed of 500 selected common stocks, most of which are listed on the New York Stock Exchange. Standard and Poor's, a finan-cial services corporation, chooses the stocks to be included in the index solely on a statistical basis, by which it seeks to represent a cross-section of industry sectors and companies within each sector.

Investments in the Large Company Index Fund are managed by the Bankers Trust Company.

Equity I and Equity II Funds - Growth and Income:

Effective July 1, 1993, the Equity I and Equity II Funds were closed; new contributions to these funds had been sus-pended since January 1, 1986. Plan participants who had not instructed the Plan's Trustee to transfer their balances out of the Equity I and Equity II Funds by July 1, 1993, had any remaining balance in these funds automatically transferred on their behalf to the Large Company Stock Fund.

Fixed Income Fund - Preservation of principal with a rela-tively stable and predictable rate of interest:

Investments consist of interest-bearing instruments, includ-ing corporate and U.S. government securities, bank time de-posits, and contracts with insurance companies, banks, and other financial institutions.

The investments in this fund may have fixed rates of inter-est for fixed periods of time, or may have rates of interest that vary during the contract period based upon the contract issuer's investment experience for the assets or pooled as-sets supporting the contract or upon another formula appli-cable under the contract.

Investment contracts with insurance companies and other fi-nancial institutions require the repayment of principal plus interest as determined under the contract. IBM will take steps to place investments with highly rated institutions, but cannot guarantee the return of either principal or in-terest.

Small Company Stock Fund - Long term growth of capital from a diversified group of medium- and small-company common stocks:

This fund invests in a broad range of common stocks to produce investment results approximating the price and yield performance of medium- and small-company common stocks gen-erally not represented in the Standard & Poor's 500 Index. Investors can use this fund as a complement to the Large Company Index Fund to attain extensive coverage of the total U.S. equity market. Dividends paid on common stocks in the portfolio are reinvested in the fund.

The Small Company Stock Fund may not have as close a corre-lation to its market segment rate of return as the Large Company Index Fund. This results from higher transaction costs associated with trading in medium- and small-company stocks and from the fund not investing in every company.

IBM Stock Fund - Direct investment in IBM common stock, with dividends being reinvested in additional shares of IBM com-mon stock:

The IBM Stock Fund permits the participant to have contrib-utions invested in IBM $1.25 par value common stock, or to have existing account balances transferred into this fund so as to be invested in such IBM common stock. The return on the participant's investment will be determined by the mar-ket price of IBM common stock and by the amount of any divi-dends paid thereon.

Assets invested in the IBM Stock Fund will be expressed in whole and fractional shares. In addition, interest will be earned on money that is in the participant's account await-ing investment in IBM common stock.

An investment in a single stock is generally more risky than investing in a broadly diversified group of stocks.

IBM corporate officers are not eligible to invest in the IBM
Stock Fund.

International Stock Fund - Long-term capital growth  with  a market  rate  of  return  from a diversified group of equity
holdings  in  the  major  stock  markets   of   Europe   and
Asia/Pacific.

These Equity market investments are based on the Morgan Stanley Capital International Europe, Australia, and Far East (EAFE) Index, with a modified country weighting that limits investments in securities of any one country to ap-proximately 25% of the fund. In order to reduce long-term volatility and operating costs, the fund may also invest in stock index futures and other contracts structured to obtain similar results. Dividend income is reinvested in the fund. The International Stock Fund, which was added to the Plan on April 2, 1993, is designed to broaden and supplement plan investment options by offering a way to participate in for-eign equity markets, while maintaining diversification within and across different assets classes.

Like U.S. equities, foreign equities are  subject  to  price
fluctuations.   In addition, they are impacted by other fac-
tors such as foreign currency exchange fluctuations that af-fect the dollar value of the fund.

The International Stock Fund may not have as close a corre-lation to the modified EAFE Index as the Large Company Index Fund does to the S&P 500 Index. This results from the higher transaction costs of trading in foreign markets, and not investing in every company in the EAFE Index.

U. S. Government Securities Fund - A market rate of return with effectively no credit risk by investing primarily in short-term U.S. Treasury notes and bonds:

The U.S. Government Securities Fund, which was added effec-tive January 1, 1992, invests primarily in a diversified portfolio of U.S. Treasury notes and bonds that have an av-erage maturity between one and three years. It is designed to approximate the composite investment results of U.S. Treasury securities having similar remaining maturities. The fund may also invest in U.S. government agency securi-ties which are guaranteed as to principal and interest by the U.S. Government.

U.S. government securities, while secure as to payment of principal at maturity, can fluctuate in market value in the interim because of changes in prevailing interest rates. Therefore, any withdrawals, distributions or transfers from the U.S. Government Securities Fund will be subject to some market value variability.

Balanced Asset Fund - Long-term returns consistent with preservation of capital through a combination of equity and fixed income investment options available in the TDSP.

A single investment (payroll contribution or fund transfer) in this fund will automatically be allocated among the fol-lowing five TDSP investment options, while maintaining the target allocations as shown: Large Company Index Fund - 40%, Small Company Stock Fund - 10%, International Stock Fund - 10%, Fixed Income Fund - 30%, and U.S. Government Securities Fund - 10%. This fund will be rebalanced each month to maintain the target allocations, as the value of the under-lying investment funds fluctuates.

The Balanced Asset Fund, which was added to the Plan on April 2, 1993, is designed to blend the long-term perform-ance of equity and fixed income investments. Although the fund's value may fluctuate, its diversification among equity and fixed income investments can potentially improve stabil-ity of returns over the long-term.

NOTE 4 - PLAN TRANSFERS:

Effective September 29, 1989 an agreement was finalized es-tablishing ROLM Systems as part of Siemens and ROLM Company as what was a joint venture between IBM and Siemens. As a result of this transaction, there were net transfers of cash and securities for $1,003,997 and $(6,193,000) during 1993 and 1992, respectively, between the Plan and similar savings plans established for these companies.

On March 27, 1991, IBM completed a transaction with Clayton & Dubilier, Inc., to create a new information products com-pany, Lexmark International, Inc. (Lexmark). As a result of this transaction, there were net transfers of cash and secu-rities for $(291,541) and $(4,376,000) during 1993 and 1992, respectively, between the Plan and a similar savings plan established by Lexmark.

These transfers represent the participants' account balances attributable to employees transferred to(from) IBM.

NOTE 5 - INCOME TAXES:

The plan administrator has received prior favorable determi-nation letters from the Internal Revenue Service (IRS) as to the tax-qualified status of the Plan. Management has filed the current year's amendments with the IRS and believes that the Plan, as amended, maintains its tax-qualified status. Accordingly, a provision for federal income taxes has not been made.

NOTE 6 - TDSP INVESTMENT VALUATIONS:
The following schedules summarize the fair value of investments, and the related net unrealized and realized gain/loss on investments by type of investment (dollars in thousands):


                                              Fair value determined by
                                       ----------------------------------
December 31, 1993:                         Quoted
                                           market   Estimates
                                           prices  of trustee       Total
                                       ----------  ----------  ----------
Interest in equity-oriented General    $1,874,979              $1,874,979
 Employee Benefit Trust pooled fund
Interest in short-term investment-        409,307                 409,307
 oriented General Employee Benefit
 Trust discretionary pooled fund
Investment contracts                               $3,092,850   3,092,850
U.S. Government Treasury Securities        76,580                  76,580
Common stock                            1,206,118               1,206,118
                                       ----------  ----------  ----------
     Total                             $3,566,984  $3,092,850  $6,659,834
                                       ==========  ==========  ==========
December 31, 1992:
Shares in equity-oriented
 registered investment companies       $  241,528             $  241,528
Interest in equity-oriented General
 Employee Benefit Trust pooled fund     1,561,070               1,561,070
Interest in short-term investment-
 oriented General Employee Benefit
 Trust discretionary pooled fund          363,116                 363,116
Investment contracts                               $2,934,944   2,934,944
U.S. Government Treasury Securities        54,063                  54,063
Common stock                              574,696                 574,696
                                       ----------  ----------  ----------
     Total                             $2,794,473  $2,934,944  $5,729,417
                                       ==========  ==========  ==========

Net Unrealized and Realized Gain (Loss) on investments (dollars in thousands):
                                      For the year ended
                                       December 31, 1993
                                      __________________
Investments at fair value
 determined by quoted market
 price:
Shares in equity-oriented
 registered investment companies            $ 17,447
Interest in equity-oriented General          170,357
 Employee Benefit Trust pooled Fund
U.S. Government Treasury Securities             (491)
Common stock                                  95,282
                                           ---------
     Total                                  $282,595
                                           =========

NOTE 7 - SUBSEQUENT EVENT

Effective March 1, 1994, Bankers Trust Company assumed man-agement of the U.S. Government Securities Fund from IBM. On May 13, 1994, management of the Small Company Stock Fund was assumed from IBM by State Street Global Advisors, the insti-tutional investment management affiliate of State Street Bank and Trust Company, while management of the Interna-tional Stock Fund was assumed by Bankers Trust Company.

Each of these Funds will continue to be managed maintaining their existing investment goals and objectives. As a re-sult, there is no anticipated change in the investment char-acteristics of the U.S. Government Securities Fund, the Small Company Stock Fund, or the International Stock Fund.


NOTE 9 - SCHEDULE OF UNIT/SHARE VALUES AND PARTICIPANT UNITS/SHARES (FUND UNITS IN THOUSANDS EXCEPT SHARES IN IBM STOCK FUND):

The following is a schedule of the TDSP individual fund unit/share values and participant units/shares as calculated by the
Trustee based on each weekly valuation date:

               Money Market  Large Company   Equity          Equity   Small Company    Fixed Income   U.S. Gov't.     IBM Stock
                   Fund       Index Fund     I Fund         II Fund      Stock Fund         Fund       Sec. Fund        Fund
               ------------- ------------- ------------- ------------ -------------- --------------- ------------ ---------------
                                                                                                                  Price
               Unit          Unit          Unit          Unit          Unit          Unit            Unit         Per
               value  Units  value  Units  value   Units value   Units Value   Units Value     Units Value  Units Shares  Shares
               ----- ------- ----- ------- -----  ------ -----  ------ ----- ------- ----- --------- ----- ------ ------- ------
Month in 1993:
  January      $2.31 135,456 $5.61 277,336 $5.00  26,012 $4.60  24,993 $1.51 393,777 $1.97 1,491,449 $1.08 49,402 $50.25  1,839
  February      2.32 133,377  5.67 278,350  5.10  25,851  4.63  24,887  1.49 421,694  1.99 1,491,091  1.08 48,358  53.75  1,912
  March         2.32 133,313  5.79 281,377  5.24  25,277  4.77  24,218  1.51 437,389  2.00 1,498,941  1.09 49,998  50.50  1,925
  April         2.33 129,347  5.65 281,688  5.21  21,654  4.70  20,432  1.48 452,188  2.01 1,482,876  1.09 49,334  48.88  2,008
  May           2.33 128,209  5.84 281,977  5.32  20,159  4.91  19,001  1.54 459,823  2.02 1,485,816  1.09 50,199  53.25  2,068
  June          2.34 127,738  5.78 312,364  5.28      96  4.84     367  1.51 473,150  2.03 1,488,961  1.10 51,163  48.75  2,107
  July          2.35 125,962  5.84 309,107                              1.55 482,401  2.05 1,489,304  1.10 51,151  43.88  2,179
  August        2.35 123,654  6.00 303,805                              1.60 495,471  2.06 1,486,404  1.11 50,142  44.00  2,233
  September     2.36 123,087  5.96 301,184                              1.64 504,237  2.07 1,486,198  1.11 50,250  42.00  2,297
  October       2.36 121,062  6.11 297,579                              1.64 524,841  2.08 1,469,395  1.12 48,827  45.75  2,335
  November      2.37 119,654  6.06 296,086                              1.59 536,582  2.09 1,463,222  1.12 47,845  55.13  2,513
  December      2.38 118,900  6.16 294,933                              1.65 540,407  2.11 1,456,350  1.12 46,991  57.00  2,840
Month in 1992:
  January      $2.23 150,900 $5.14 268,692 $4.42  28,490 $4.34  26,985 $1.38 203,704 $1.83 1,459,214 $1.00  6,690 $89.88   782,782
  February      2.24 148,751  5.07 270,801  4.42  28,181  4.25  26,847  1.35 238,707  1.84 1,438,730  1.00 32,549  86.63   816,787
  March         2.25 149,054  5.00 272,279  4.36  27,959  4.16  26,707  1.32 254,804  1.85 1,444,218  1.01 32,761  82.25   835,139
  April         2.26 147,759  5.21 272,614  4.60  27,713  4.33  26,538  1.33 268,070  1.87 1,452,151  1.02 32,867  93.75   905,462
  May           2.26 147,933  5.19 275,421  4.60  27,607  4.26  26,463  1.33 277,315  1.88 1,460,254  1.02 34,014  89.00   928,242
  June          2.27 147,983  5.18 277,398  4.60  27,493  4.19  26,372  1.30 283,659  1.89 1,472,295  1.04 35,949  96.88   938,940
  July          2.28 144,836  5.30 278,774  4.67  27,317  4.25  26,225  1.33 283,757  1.90 1,484,412  1.05 43,918  88.25 1,008,437
  August        2.28 143,523  5.29 279,528  4.59  27,187  4.23  26,065  1.33 287,443  1.92 1,490,876  1.06 48,886  86.63 1,067,211
  September     2.29 143,695  5.27 279,950  4.59  27,056  4.22  25,921  1.33 288,603  1.93 1,503,242  1.07 54,067  80.13 1,125,794
  October       2.30 142,144  5.32 277,441  4.61  26,732  4.31  25,674  1.38 291,127  1.94 1,512,098  1.06 60,801  65.88 1,409,711
  November      2.30 140,094  5.48 278,784  4.73  26,444  4.44  25,433  1.45 320,087  1.95 1,508,553  1.06 57,031  67.25 1,520,852
  December      2.31 139,334  5.50 280,096  4.83  26,222  4.49  25,233  1.47 344,368  1.97 1,503,029  1.07 53,812  50.38 1,612,139

                      Balanced      Int'l Stock
                     Asset Fund        Fund
                   -------------  ---------------
                                  Price
                   Unit           Per
                   Value   Units  Shares   Shares
                   ----- -------  ------  -------
Month in 1993:
  January
  February
  March
  April           $1.01   57,624   $1.01   31,057
  May              1.01   78,486    1.03   47,580
  June             1.02   94,484    1.00   60,577
  July             1.02  111,710    1.03   71,723
  August           1.04  130,957    1.09   97,604
  September        1.05  138,078    1.08  112,332
  October          1.06  145,370    1.11  156,931
  November         1.06  150,386    1.08  177,015
  December         1.07  154,182    1.15  188,919

                                                          SCHEDULE I
              INTERNATIONAL BUSINESS MACHINES CORPORATION
                       TAX DEFERRED SAVINGS PLAN
            ASSETS HELD FOR INVESTMENT AT DECEMBER 31, 1993

                                             Total                           Fair
                                        Shares/Units or      Cost            Value
                                        Maturity Value   (In Thousands)  (In Thousands)
Interest in Bankers Trust               _______________  ______________  ______________
Company pooled funds:
Discretionary Accounts                  409,308,085        $  409,307      $  409,307
                                                           __________      __________
Equity Index Fund                         1,896,504        $1,199,710      $1,874,979
                                                           __________      __________
Investment Contracts:
Bankers Trust Company
#90-023         9.05%    7/1/1997        79,521,549           $79,522         $79,522
Bankers Trust Company
#90-060         8.50%   10/1/1997        76,593,281            76,593          76,593
Bankers Trust Company
#91-028         8.20%    4/1/1996        54,840,373            54,840          54,840
Brundage Story & Rose
                5.78%    1/1/1999        76,887,083            76,887          76,887
CIGNA
FM 22011        8.66%   7/31/1995        61,207,947            61,208          61,208
CIGNA
#012-9202       8.85%   6/30/1994        82,147,490            82,148          82,148
Citibank
MMIG-392506 #4A 8.79%    7/1/1994        43,124,331            43,124          43,124
Citibank
MMIG-392506 #4B 8.99%    4/1/1995        43,138,536            43,139          43,139
Citibank
#0306G          8.33%    1/1/1995        43,446,110            43,446          43,446
Citibank
#0307G          8.27%    4/1/1996        63,317,063            63,317          63,317
Citibank
#178360         6.75%    1/1/1999       175,572,084           175,572         175,572
Citibank
#178361         4.93%   10/1/1996        76,528,279            76,528          76,528


                                                                      20

                                             Total                           Fair
                                        Shares/Units or      Cost            Value
Investment Contracts (Continued):       Maturity Value   (In Thousands)  (In Thousands)
                                        _______________  ______________  ______________
Citibank
#178362         5.17%    1/1/1999        30,237,090        $   30,237      $   30,237
Citizens Fidelity
                9.10%   10/1/1995       101,545,754           101,546         101,546
CNA Insurance
GP 12546        9.12%   3/31/1995        40,778,401            40,778          40,778
Confederation Life Insurance Co.
#43002          9.32%   6/30/1995        15,578,489            15,578          15,578
Confederation Life Insurance Co.
#43005           8.75%   1/2/1996        21,580,716            21,581          21,581
John Hancock Life Insurance Co.
GAC #5627        9.03%   7/1/1997        50,015,648            50,016          50,016
J. P. Morgan, Delaware
#081220          8.03%   7/1/1995        35,118,826            35,119          35,199
J. P. Morgan, Delaware
#681220          8.36%   7/1/1996        34,129,526            34,130          34,130
J. P. Morgan, Delaware
#881220          8.19% 12/31/1995        34,107,072            34,107          34,107
Loomis Sayles
                 5.79%   9/1/1998        51,144,093            51,144          51,144
Metropolitan Life Insurance Co.
GAC #70834       8.08% 12/31/1998         9,516,673             9,517           9,517
Metropolitan Life Insurance Co.
GAC #11862-6     9.03%   1/1/1996       116,673,615           116,674         116,674
Metropolitan Life Insurance Co.
GAC #11863-7     9.03%   1/1/1996        15,323,515            15,324          15,324
New York Life Insurance Company
GA-06554-001     7.56%   7/1/1997       315,077,163           315,077         315,077
New York Life Insurance Company
GA-06554-002     5.35%   1/1/1991        95,793,705            95,794          95,794
Pimco
#915             4.95%  10/1/1996        60,430,109            60,430          60,430
Pimco
#916             5.95%   1/1/1999        40,338,757            40,339          40,339


                                                                      21

                                             Total                           Fair
                                        Shares/Units or      Cost            Value
Investment Contracts (Continued):       Maturity Value   (In Thousands)  (In Thousands)
                                        _______________  ______________  ______________

Pittsburgh National Bank
                 9.05%  10/1/1994         81,209,973        $   81,210     $   81,210
Principal Financial Group
#73702-2         8.85%  3/31/1994          6,449,890             6,449          6,449
Principal Financial Group
#73702-3         8.95%  9/30/1994          4,879,053             4,879          4,879
Provident National Assurance Co.
#020-03459/02A   7.85%   1/2/1994         17,426,927            17,427         17,427
Provident National Assurance Co.
#020-03459/04A   9.23%  9/30/1994          1,190,624             1,191          1,191
Provident National Assurance Co.
#020-03459/04B   9.23%  9/30/1994          2,057,312             2,057          2,057
Provident National Assurance Co.
#020-03459-05A   9.13%  3/31/1996         23,616,960            23,617         23,617
Provident National Bank
                 8.80%   4/1/1995         79,412,055            79,412         79,412
Prudential Asset Management Co.
GA-7406          7.03%  3/31/1998        154,304,464           154,304        154,304
Putnam Management Group
                 6.20%   4/1/1998        268,046,941           268,047        268,047
Union Bank of Switzerland
#2071            5.17%  10/1/1998         50,382,438            50,382         50,382
Sanford C. Bernstein
                 5.92%   7/1/1998         51,295,530            51,296         51,296
Security Pacific
                 9.12%   1/1/1994         32,481,201            32,481         32,481
Union Bank of Switzerland
#2001            7.81%   1/1/1997         45,587,355            45,587         45,587
Union Bank of Switzerland
#2005            6.67%  10/1/1995        121,237,243           121,237        121,237
Union Bank of Switzerland
#2010            7.15%   4/1/1998        209,559,452           209,559        209,559
                                                            __________     __________
                                                            $3,092,850     $3,092,850
                                                            __________     __________


                                                                      22

                                             Total                           Fair
                                        Shares/Units or      Cost            Value
U.S. Government Treasury Securities:    Maturity Value   (In Thousands)  (In Thousands)
                                        _______________  ______________  ______________
U.S. Government Securities Fund:
Treasury Notes
7.875%  7/31/1996                            7,775,000        $ 8,506       $  8,416
Treasury Notes
6.50%  11/30/1996                            4,250,000          4,481          4,473
Treasury Notes
3.875%  3/31/1995                            1,030,000          1,029          1,030
Treasury Notes
8.875%  2/15/1996                            3,000,000          3,325          3,274
Treasury Notes
5.875%  5/15/1995                           10,557,000         10,865         10,821
Treasury Notes
4.625%  8/15/1995                           13,356,000         13,545         13,467
Treasury Notes
5.125% 11/15/1995                           13,245,000         13,558         13,467
Treasury Notes
9.375%  4/15/1996                            9,974,000         11,299         11,048
                                                              _______        _______
                                                              $66,608        $65,996
Small Company Stock Fund:
Treasury Notes
3.04%   1/13/1994                              360,000           $358           $358
International Stock Fund:
Treasury Notes
3.04%   1/13/199                            10,300,000        $10,242        $10,226
                                                              _______        _______
                                                              $77,208        $76,580
                                                              _______        _______

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
3 COM CORP COM                              23,600         $  266           $1,109
50-OFF STORES INC.                          15,400            218              106
A L LABS INC                                 5,000            136               70
A T & E CORP COM                             6,700             33                0
AAR CORP COM                                20,600            285              299
ABEX INC                                    12,600            134               38
ACC CORP                                    11,100            158              210
ACCLAIM ENTMT INC                           31,200            158              663
ACKERLEY COMMUNICATIONS INC                  1,600              7                9
ACME CLEVELAND CORP COM                      2,761             13               26
ACME METALS INC                             11,700            174              211
ACTAVA GROUP INC                             4,000             57               30
ACUSON COM                                  22,300            543              270
ACXIOM CORP                                 36,600            278              787
ADAPTEC INC COM                             26,000            183            1,034
ADC TELECOMMUNICATIONS INC COM              21,500            325              766
ADDINGTON RES INC COM                        5,800            107              110
ADOBE SYS INC COM                           35,400            848              788
ADVANCED MEDICAL INC                        23,100            311               33
ADVANCED POLYMER SYS INC COM                 3,900             26               20
ADVANCED PROMOTION TECHNOLOGIES INC         17,700            119              168
ADVANCED TECHNOLOGY LABORATORIES INC         5,820            146               97
ADVANCED TISSUE SCIENCES                    15,600            146              129
ADVANTA CORP COM                            21,550            493              717
ADVO INC F/K/A ADVO SYS INC                 17,975            376              324
AES CORP                                    22,741            530              796
AFLAC CORP                                  92,875          2,183            2,647
AGCO GROUP                                  10,500            245              358
AGENCY RENT A CAR INC COM                    4,200             34               55
AIR & WATER TECHNOLOGIES CORP               14,800            303              222
AIR EXPRESS INTL CORP                        6,600            129              131
AIRBORNE FGHT CORP COM                      17,800            316              625
AIRGAS INC COM                              20,200            373              439
AIRTRAN CORP                                16,200            170              154
ALASKA AIR GROUP INC COM                     4,100             92               58
ALBANK FINL CORP                             3,900             75               77
ALBANY INTL CORP NEW CL A                   12,900            231              247
ALC COMMUNICATIONS CORP                     21,900            488              635
ALDUS CORP COM                              23,300            573              635
ALEX BROWN INC COM                          13,800            273              343
ALEXANDER & BALDWIN INC COM                 41,100          1,072            1,099
ALEXANDERS INC COM                           2,900            171              176
ALKERMES INC                                 2,000             15               14



                                                                      24

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
ALLEGHANY CORP DEL COM                       2,970         $  341           $   426
ALLEGHENY LUDLUM CORP COM                   36,200            634               864
ALLEGHENY PWR SYS INC COM                  107,200          2,418             2,841
ALLEN GROUP INC COM                         11,400            223               207
ALLIANCE PHARMACEUTICAL CORP                10,600            172                85
ALLIANT TECHSYSTEMS INC                      9,300            215               276
ALLIED PRODS CORP DEL COM                    8,500            112               106
ALLIED RESEARCH CORP                         6,600            101                55
ALLMERICA PPTY & CAS COS INC                18,700            895             1,220
ALLSTATE CORP                               62,900          1,826             1,856
ALLTEL CORP COM                            167,200          3,569             4,932
ALLTRISTA CORP                               8,799            144               150
ALLWASTE INC COM                            11,500             65                52
ALPHA 1 BIOMEDICALS INC COM                  2,300             26                33
ALPHA BETA TECHNOLOGY INC                   17,200            430               555
ALPINE GROUP INC                             4,300             41                37
ALTEON INC                                  17,800            164               151
ALTERA CORP                                 18,700            326               612
AMAX GOLD INC COM                           52,600            497               362
AMBAC INC                                   31,800          1,270             1,336
AMC ENTMT INC COM                            1,700             14                23
AMCAST INDL CORP COM                         4,200             86                89
AMERICA ONLINE INC DEL                       2,000             71               117
AMERICAN ANNUITY GROUP INC                  25,400            255               254
AMERICAN BANKERS INS GROUP INC COM          16,200            457               425
AMERICAN BIOGENETIC SCIENCES INC             5,900             24                29
AMERICAN BLDG MAINTENANCE INDS COM           3,000             58                54
AMERICAN BUSINESS INFORMATION INC           16,600            229               241
AMERICAN BUSINESS PRODS INC                  5,300            127               133
AMERICAN COLLOID CO COM                     35,400            116               810
AMERICAN ECOLOGY CORP COM                    5,000             54                43
AMERICAN FILTRONA CORP COM                  13,100            299               337
AMERICAN FREIGHTWAYS CORP                   10,500            174               207
AMERICAN HEALTH PPTYS INC                   14,700            395               368
AMERICAN HEALTHCARE MGMT INC                10,100             54                92
AMERICAN HEALTHCORP INC                     16,800            253               361
AMERICAN INTL PETE CORP                      3,050             39                 6
AMERICAN MEDICAL HOLDING INC                44,100            506               860
AMERICAN MGMT SYS INC COM                   10,400            203               205
AMERICAN NATL INS CO COM                     7,900            295               405
AMERICAN PACIFIC CORP                       13,000            217               169
AMERICAN PRESIDENT COS LTD COM              10,200            409               584
AMERICAN PWR CONVERSION                     55,600            470             1,321


                                                                      25

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
AMERICAN RE CORP                            44,900         $1,532            $1,274
AMERICAN SOFTWARE INC                       43,500            479               261
AMERICAN SUPERCONDUCTOR CORP                   800             19                29
AMERICAN SVGS FLA FSB                       13,800            252               264
AMERICAN TRAVELERS CORP                      5,100             61                61
AMERICAN WASTE SVCS INC                     15,300             36                48
AMERICAN WTR WKS INC COM                    21,300            500               639
AMERICREDIT CORP                            21,700            109               168
AMERIFED FINL CORP                           7,000            220               224
AMERON INC COM                               5,800            216               209
AMETEK INC COM                              39,600            586               505
AMPAL AMERICAN ISRAEL CORP                  14,500            161               167
AMPCO-PITTSBURG CORP COM                     5,500             42                39
AMRE INC COM                                18,400            169                62
AMSCO INTL INC                              30,300            618               367
AMSOUTH BANCORPORATION                      36,400            936             1,138
AMTECH CORP                                 10,000            241               240
AMYLIN PHARMACEUTICALS INC                  29,500            317               384
ANACOMP INC COM                             13,300             39                53
ANADARKO PETE CORP COM                      50,200          1,462             2,278
ANALOG DEVICES INC COM                      42,100            488             1,037
ANALOGIC CORP COM PAR $.05                   2,400             33                38
ANALYSTS INTL CORP COM                      26,850            269               483
ANCHOR BANCORP INC                          28,000            261               347
ANDROS INC COM                               1,400             22                22
ANGELICA CORP COM                            6,800            175               192
ANN TAYLOR STORES CORP                      12,700            303               314
ANTHEM ELECTRS INC COM                       7,800            251               225
AON CORP COM                                52,000          2,313             2,516
APACHE CORP COM                             58,900          1,125             1,377
APOGEE ENTERPRISES INC COM                  15,500            181               248
APPLE SOUTH INC COM                          3,750             57                79
APPLEBEES INTL INC                           7,800            166               261
APPLIED BIOSCIENCE INTL INC                 74,600            680               382
APPLIED IMMUNE SCIENCES INC                 14,195            266               142
APPLIED MAGNETICS CORP COM                   3,100             31                17

                                                                      26

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
APPLIED MATLS INC COM (DEL)                 67,000         $  879           $ 2,596
APPLIED MICROBIOLOGY INC.                    6,500             33                37
APPLIED PWR INC CL A COM                    17,000            274               276
APTAR GROUP INC                             21,000            328               436
AQUARION CO                                  9,200            247               262
ARABIAN SHIELD DEV CO COM                   19,100             76                43
ARBOR DRUGS INC COM                          6,400            111               131
ARCH COMMUNICATIONS GROUP INC                7,000             96                96
ARCO CHEM CO COM                             9,400            368               407
ARCTCO INC                                  13,800            297               331
ARGONAUT GROUP INC COM                      18,200            505               555
ARGOSY GAMING CORP                          17,400            486               324
ARI NETWORK SVCS INC                         1,100              5                 4
ARMOR ALL PRODS CORP                         8,800            113               174
ARNOLD INDS INC COM                          8,600            152               181
ARROW ELECTRS INC COM                       15,700            403               655
ARVIN INDS INC COM                          10,700            361               342
ASHLAND COAL INC                             2,200             59                66
ASK GROUP INC                                9,000            107               118
ASPECT TELECOMMUNICATIONS CORP               7,200            216               304
ASSET INVS CORP COM                         38,300            420                72
ASSOCIATED BANC CORP COM                     4,180            139               144
ASSOCIATED COMMUNICATIONS CORP DEL          19,000            318               542
ASSOCIATES NATURAL GAS CO                   13,900            339               440
AST RESEARCH COM                            29,000            486               660
ASTEC INDS INC COM                           6,700             86               103
ATARI CORP COM                              12,700            106                73
ATHENA NEROSCIENCES INC COM                  7,700             65                64
ATKINSON GUY F CO CALIF COM                  4,900             45                40
ATLANTA GAS LT CO COM                       22,800            788               886
ATLANTIC ENERGY INC                         48,800          1,027             1,061
ATLANTIC SOUTHEAST AIRLS INC                22,500            281               771
ATLANTIC TELE-NETWORK INC                    5,000             59                71
ATMEL CORP                                  17,500            165               606
ATMOS ENERGY CORP COM                        8,300            248               229
ATRIX LABS INC                               1,800             14                11
ATS MED INC                                 14,500             91                82
AUDIOVOX CORP                                2,600             39                42
AUGAT INC COM                                5,400            102                99
AURA SYS INC                                 6,400             36                48
AUTOTOTE CORP                               24,300            460               535



                                                                      27

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
AUTOZONE INC                                51,300         $1,915            $2,937
AVATAR HLDGS INC COM                         4,800            173               161
AVNET INC COM                               30,700            877             1,197
AYDIN CORP COM                               1,800             27                22
AZTAR CORP                                  14,400            130                95
B J SERVICES                                10,000            194               193
BABBAGES INC                                 2,500             61                36
BAKER J INC COM                             19,700            259               345
BALLARD MED PRODS COM                       23,900            441               311
BALLY GAMING INTERNATIONAL INC               7,000            112               121
BALTIMORE BANCORP COM                       40,100            329               571
BANCORP HAWAII INC COM                      20,300            906               832
BANCORPSOUTH INC                            11,615            383               383
BANCTEC INC COM                             25,800            275               626
BANDAG INC COM                              15,200            942               842
BANK ATLANTIC FED SVGS BANK                  8,200            118               113
BANK GRANITE CORP                            2,100             60                65
BANK NEW YORK INC COM                       76,676          3,324             4,371
BANK NORTH GROUP INC                         5,400            106               105
BANK SOUTH CORP COM                         55,200            569               842
BANKWORCHESTER CORP                         11,800            349               386
BANPONCE CORP NEW                           30,000            718               930
BANTA GEORGE INC COM                        12,400            383               450
BAROID CORP NEW                             62,400            359               515
BARR LABS INC                                5,000             52                99
BARRA INC                                   19,300            169               123
BARRETT RES CORP                             2,500             28                26
BATTLE MTN GOLD CO CL A                    102,400            751             1,037
BAYBANKS INC COM                            14,700            324               746
BB&T FINL CORP COM                          24,300            650               808
BE AEROSPACE INC                            16,700            199               169
BEAR STEARNS COS INC COM                    95,894          1,390             2,098
BEARINGS INC COM NEW                        15,400            322               437
BECKMAN INSTRS INC                          21,200            427               580
BEL FUSE INC COM                               700              7                 6
BELO A H CORP COM                           11,800            412               625
BEN & JERRY HOMEMADE INC CL A                2,400             16                39
BENTON OIL & GAS CO                         10,600             89                53
BERGEN BRUNSWIG CORP CL A COM               21,675            439               387
BERKSHIRE RLTY INC                          42,900            524               472
BERLITZ INTL INC                             5,755             80                79
BERRY PETE CO CL A                          28,700            333               283



                                                                      28

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
BERTUCCIS HOLDING CORP                       3,800        $    80           $    93
BEST BUY INC COM                            25,950            314             1,207
BETZ LABS INC COM                           25,300          1,444             1,110
BGS SYS INC COM                                200              5                 5
BHC COMMUNICATIONS INC                       6,400            351               525
BIC CORP                                     5,300            158               164
BIG B INC COM                                9,900            120               121
BINDLEY WESTN INDS INC COM                  24,300            315               289
BIOCRAFT LABS INC COM                        3,100             90                66
BIOGEN INC                                  20,800            822               829
BIOTECHNOLOGY GEN CORP COM                   6,000             34                32
BIOWHITTAKER INC COM                         3,700             27                23
BIRMINGHAM STL CORP COM                     13,900            284               386
BISYS GROUP INC                             15,100            289               260
BLACK HILLS PWR & LT CO COM                 14,400            335               328
BLAIR CORP                                   3,700            180               155
BLOCK DRUG INC CL A COM                     12,923            539               481
BMC SOFTWARE INC                            16,000          1,028               768
BOATMENS BANCSHARES INC COM                  9,120            227               272
BOB EVANS FARMS INC COM                     38,733            656               847
BOLT BERANEK & NEWMAN INC COM               15,400            127               185
BOMBAY INC                                  18,000            614               810
BON-TON STORES INC                          44,300            342               365
BOOLE & BABBAGE INC COM                      3,200             84                80
BORDERBUND SOFTWARE INC COM                  9,400            243               324
BORLAND INTL INC                            20,200            906               300
BOSTON EDISON CO COM                        48,800          1,238             1,452
BOSTON SCIENTIFIC CORP                      39,800            543               498
BOSTON TECHNOLOGY INC                        9,900             74                84
BOWATER INC COM                             32,000            767               736
BOX ENERGY CORP                             10,500            158               273
BRADY W H CO                                 1,800             73                77
BREED TECHNOLOGIES INC                      55,600            781               855
BRENCO INC COM                               5,100             48                62
BRIDGEFORD FOODS CORP                       10,550            146                98
BRINKER INTL INC                            35,000            891             1,610
BROOKE GROUP LTD                               200              0                 1
BROOKLYN UN GAS CO COM                      45,150          1,026             1,236
BROOKTREE CORP                               9,000            130                95
BROWN TOM INC                                6,000             92                68
BRUSH WELLMAN INC COM                       19,200            284               274
BUCKLE INC COM                               8,400            114               134




                                                                      29

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
BUFFETS INC COM                             22,800         $  311            $  587
BURLINGTON COAT FACTORY WHSE CORP COM        9,250            160               212
BURLINGTON INDS EQUITY INC                  56,800            830               880
BURNHAM PAC PPTYS INC COM                   13,900            272               238
BUSINESS RECORD CORP HLDG CO COM             2,700             59                90
BUTLER MFG CO DEL COM                       27,100            361               735
BUTTREY FOOD & DRUG STORES CO                1,900             15                11
BWIP HOLDINGS, INC                          19,200            543               485
C COR ELECTRS INC COM                        2,900             46                52
C I S TECHNOLOGIES INC                       6,400             34                20
C R I LIQUIDATING REIT INC                  27,200            227               231
C TEC CORP COM                               7,900            144               237
C V REIT INC                                 5,387             56                50
CABLETRON SYS INC                           12,300          1,222             1,384
CABLEVISION SYS CORP                         5,800            311               394
CABOT CORP COM                              14,200            517               765
CABOT MED CORP COM                           5,610             35                32
CABOT OIL & GAS CORP                        18,782            425               397
CADENCE DESIGN SYS INC                      34,000            722               395
CAERE CORP                                   2,200             21                21
CAESARS WORLD INC (DEL)                     21,300            797             1,137
CALDOR CORP COM                              8,400            233               214
CALGENE INC COM (CALIF)                     17,500            227               230
CALGON CARBON CORP COM                      14,700            345               191
CALIFORNIA ENERGY COM                       25,980            291               481
CALIFORNIA FED BK A                         21,560            354               331
CALIFORNIA MICROWAVE INC COM                25,200            365               611
CALIFORNIA WATER SVC CO COM                  5,300            190               205
CALLAWAY GOLF CO                            10,100            569               539
CALMAT CO COM                               12,500            286               264
CAMBEX CORP                                 14,900             94                61
CAMBREX CORP COM                               800              7                16
CAMBRIDGE BIOTECH CORP                      51,000            408               128
CANYON REH CORP                              9,400             33                38
CAPITAL RE CORP                              7,100            181               183
CAPSTEAD MORTGAGE CORP                      11,900            303               488
CARAUSTAR INDS INC                          40,400            598               677
CARDINAL DISTR INC COM                      14,900            428               708
CAREMARK INTERNATIONAL INC                  58,400            934             1,153
CARLISLE CORP COM                           16,200            305               541
CARLISLE PLASTICS INC                        3,600             22                27
CARMIKE CINEMAS INC                          1,600             24                29





                                                                      30

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
CAROLINA FREIGHT CORP COM                   18,000         $  341            $  230
CARPENTER TECHNOLOGY CORP COM                6,300            305               365
CARRINGTON LABS INC COM                     16,300            200               232
CARTER WALLACE INC COM                      18,000            548               385
CASEYS GEN STORES INC COM                   21,600            323               529
CASH AMER INVTS INC COM                     17,400            177               163
CASINO MAGIC CORP                           11,100            241               150
CASTLE A M & CO COM                          9,300            113               160
CATELLUS DEV CORP COM                       28,000            286               217
CATHERINES STORES CORP                      18,700            371               327
CATO CORP                                   17,700            375               354
CBI INDS INC COM                            29,800            929               905
CCAIR INC COM                                3,900             35                22
CCB FINL CORP                                  400             15                13
CEL-SCI CORP                                15,600             22                22
CELLPRO INC                                 12,800            236               445
CELLULAR INC                                 5,300             88                93
CENTENNIAL CELLULAR CORP                     2,000             30                49
CENTERBANK WATERBURY CONN COM                7,500             89                87
CENTERIOR ENERGY CORP COM                  128,800          2,410             1,707
CENTEX TELEMGMT INC COM                     52,800            635               257
CENTIGRAM COMMUNICATIONS CORP                8,100            253               288
CENTOCOR INC COM                            34,000            883               404
CENTRAL FID BKS INC COM                     32,250            786               895
CENTRAL HUDSON GAS & ELEC CORP COM          24,900            803               756
CENTRAL JERSEY BANCORP COM                   6,300            145               139
CENTRAL LA ELEC INC COM NEW                 24,100            577               596
CENTRAL ME PWR CO COM                       30,900            647               464
CENTRAL NEWPAPERS INC                        5,600            151               155
CENTURY COMMUNICATIONS CORP                 39,393            343               453
CENTURY TEL ENTERPRISES INC COM             25,450            697               655
CEPHALON INC COM                            13,100            204               215
CERNER CORP COM                              5,100            153               222
CHAMBERS DEV INC                            44,500            539               178
CHAMPION ENTERPRISES INC COM                 5,300             99                93
CHARTER BANCSHARES INC                       5,040             65                71
CHARTER GOLF INC                            10,200            101               110
CHARTER MEDICAL CORP                        14,600            317               378
CHECKERS DRIVE-IN RESTAURANTS INC           30,150            370               350
CHECKPOINT SYS INC                          38,800            376               427
CHEM FINL CORP                               2,900            136               134
CHEMED CORP COM                             12,500            311               381




                                                                      31

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
CHEMICAL WASTE MGMT IN COM                  45,200         $  930            $  373
CHEMTRAK INC                                18,500            106                83
CHEYENNE SOFTWARE INC COM                   16,500            132               460
CHICAGO & NORTH WESTN HOLDINGS CORP         38,000            811               950
CHILES OFFSHORE CORP COM                     8,200             44                41
CHIPCOM CORP                                 5,900            250               298
CHIPS & TECHNOLOGIES INC COM                16,500            180               107
CHIQUITA BRANDS INTL INC                    27,700            658               319
CHIRON CORP COM                             24,720          1,379             2,076
CHOCK FULL O NUTS CORP COM                   8,164             65                65
CHRIS CRAFT INDS INC COM                    11,367            302               416
CHROMCRAFT REVINGTON INC                    15,500            289               341
CHURCH & DWIGHT INC COM                     13,100            336               370
CILCORP INC COM                             14,800            533               555
CINCINNATI BELL INC COM                     54,800          1,067               986
CINCINNATI FINL CORP COM                    42,600          1,901             2,279
CINCINNATI GAS & ELEC CO COM                77,900          1,882             2,142
CINTAS CORP COM                             20,400            579               694
CIPSCO INC                                  32,800            921             1,009
CIRCA PHARMACEUTICALS INC                   49,600            472               465
CIRCON CORP                                 10,000            306               115
CIRCUS CIRCUS ENTERPRISE INC COM            64,800          1,891             2,381
CIRRUS LOGIC INC                            17,900            440               662
CISCO SYS INC.                              80,800          2,519             5,222
CITADEL HLDG CORP COM                        5,400             87                63
CITIZENS BANCORP MD COM                      9,300            251               251
CITIZENS FIRST BANCORP INC  N J COM         31,300            208               215
CITIZENS INC                                 5,200             37                44
CITIZENS UTILS CO DEL                       38,352            648               690
CITY NATL CORP COM                          28,300            362               212
CLAIRES STORES INC                          35,000            341               634
CLARCOR INC COM                              5,800            109               123
CLAYTON HOMES INC COM                       31,756            404               770
CLEAR CHANNEL COMMUNICATIONS INC             6,000            219               276
CLEVELAND CLIFFS INC COM                     5,900            204               221
CLINICOM INC                                 7,800             95               170
CLOTHESTIME INC COM                         11,200            134                88
CMI CORP OKLA                                6,500             29                45
CML GROUP INC COM                           47,000            711             1,110
CMS ENERGY CORP COM                         72,100          1,519             1,812
CNB BANC SHARES INC                          3,150            101                99
COAST SAVINGS FINL INC                      14,200            213               202





                                                                      32

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
COASTAL HEALTHCARE GROUP INC                 4,700         $  113            $  187
COASTOL BANC SVGS ASSN                       8,300            113               110
COCA COLA BOTTLING CO CONS                  14,200            297               518
COCA COLA ENTERPRISE INC                    59,900            842               913
COEUR D ALENE MINES CORP IDAHO              30,235            502               650
COGNEX CORP COM                              5,900             86                87
COHERENT INC COM                             4,300             57                55
COLLAGEN CORP COM                            5,600            144               155
COLLECTIVE BANCORP INC                      16,800            374               365
COLTEC INDS INC                             35,900            618               673
COLUMBIA HEALTHCARE CORP                     3,000             81                99
COLUMBIA LABS INC.                           4,500             22                27
COMAIR HOLDINGS,INC                         23,175            208               530
COMCAST CORP CL A                           62,400          2,063             2,270
COMDATA HLDGS CORP                           8,200             56                66
COMDISCO INC COM                            20,965            404               404
COMERICA INC COM                           102,518          2,705             2,730
COMMERCE BANCHSHARES INC COM                23,750            607               677
COMMERCE CLEARING HOUSE INC                 19,100            388               349
COMMERCIAL ASSETS INC                       19,150              0               120
COMMERCIAL FED CORP COM                     19,400            269               386
COMMERCIAL INTERTEC CORP                    18,300            324               357
COMMERCIAL METALS CO COM                    12,900            262               484
COMMONWEALTH ENERGY SYS                      1,000             45                46
COMMUNITY BK SYS INC COM                     6,300            184               180
COMNET CORP                                    100              2                 1
COMPASS BANCSHARES INC                      29,100            629               640
COMPRESSION LABS INC COM                    25,700            360               315
COMPTEK RESH INC COM                         2,500             43                43
COMPUSA INC                                 15,700            458               312
COMSAT CORP                                 28,100            552               836
CONCORD CAMERA CORP                          1,500              7                11
CONCORD EFS INC F/K/A CONCORD                7,300            204               162
CONNER PERIPHERALS INC COM                  33,500            634               490
CONSECO INC COM                             22,100            950             1,232
CONSOLIDATED PAPER INC COM                  19,300            788               835
CONSOLIDATED STORES CORP COM                34,500            457               686
CONSTELLATION BANCORP COM                   46,500            481               500
CONTEL CELLULAR INC                         15,800            321               259
CONTINENTAL BK CORP                         61,300          1,162             1,617
CONTINENTAL MED SYS INC COM                 18,500            337               160
CONTINUUM INC (DEL)                         21,700            314               418





                                                                      33

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
CONVEX COMPUTER CORP COM                    10,600         $   50            $   58
COPYTELE INC COM                            37,300            442               485
CORDIS CORP COM                              9,700            311               479
CORE INDS INC COM                           44,000            350               655
CORNING INC                                  1,267             17                35
CORRECTIONS CORP AMER COM                    1,800             14                16
COUNTRYWIDE CR INDS INC COM                 45,542          1,117             1,144
COUSINS PPTYS INC COM                       17,100            284               282
COVENTRY CORP                               10,100            219               429
CPI CORP COM                                14,800            389               255
CRACKER BARREL OLD CTRY STORE               44,737            955             1,230
CRAGIN FINL CORP                            12,300            448               460
CRAWFORD & CO COM                           15,000            268               238
CRAY COMPUTER CORP                          10,100             28                25
CREDIT ACCEP CORP MICH                       4,500             97               110
CRESTAR FINL CORP COM                       32,700            933             1,369
CRIIMI MAI INC                              33,100            304               368
CROMPTON & KNOWLES CORP COM                 35,700            660               785
CROSS A T CO CL A                           14,000            359               212
CROWN CENT PETE CORP                        15,000            361               229
CROWN CRAFTS INC COM                        17,900            267               315
CROWN RES CORP COM                          40,000            265               185
CRSS INC. COM                               27,300            298               280
CRYOMEDICAL SCI                             48,400            425               194
CSF HLDGNS INC                              12,300            272               255
CUC INTL INC COM                            76,812          1,210             2,765
CULLEN FROST BANKERS INC COM                10,700            393               377
CULP INC COM                                11,100            119               278
CURTISS WRIGHT CORP COM                      1,700             63                61
CUSTOM CHROME INC                            5,200            117               116
CYCARE SYS INC COM                           1,100              7                 9
CYPRESS SEMICONDUCTOR CORP COM              37,400            525               510
CYTEL CORP COM                              15,600             84                74
CYTOGEN CORP COM                            13,100            230                79
CYTRX CORP COM                              22,100            104               138
DALLAS SEMI CONDUCTOR CORP COM              37,700            331               584
DAMARK INTL INC                             10,900            173               248
DANAHER CORP COM                            12,900            252               492
DANIEL INDS INC COM                          7,800            104               100
DANIELSON HLDG CORP                          1,100              8                 9
DATA RACE INC                                4,400             61                40
DATAPOINT CORP COM PAR $0.25                 6,600             37                39





                                                                      34

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
DATASCOPE CORP COM                          15,600         $  446            $  218
DAUPHIN DEP CORP COM                        20,100            380               508
DEAN FOODS CO COM                           32,050            882             1,046
DEKALB ENERGY CO COM CL B                   10,300            175               142
DEKALB GENETICS CORP COM CL B                3,500            125               110
DELCHAMPS INC COM                            3,700             95                88
DELL COMPUTER CORP                          19,900            444               450
DELMARVA PWR & LT CO                        52,300          1,112             1,236
DELTA WOODSIDE INDS INC                     18,200            326               202
DEPOSIT GTY CORP COM                        11,600            355               325
DESIGNS INC COM                              7,300            171               122
DESTEC ENERGY INC                            4,800             75                69
DEVCON INTL CORP COM                           500              9                 3
DEVON ENERGY CORP                           22,600            332               466
DEVON GROUP INC NEW                          4,500             82                73
DEXTER CORP COM                             17,400            389               409
DIAGNOSTEK INC COM                          59,300            644             1,127
DIAGNOSTIC PRODS INC COM                     5,300            102                99
DIAL REIT INC                               24,700            316               238
DIAMOND SHAMROCK INC                        20,400            434               495
DIASONICS ULTRASOUND INC                     4,700             18                16
DIBRELL BROS INC COM                         9,300            370               244
DIEBOLD INC COM                             13,850            503               834
DIGI INTERNATIONAL                           4,200             93                93
DIGICON INC                                  4,800             13                13
DIGITAL MICROWAVE CORP COM                  11,300            175               336
DIME SVGS BK N Y FSB COM                    10,100             77                82
DIONEX CORP COM                             10,200            306               326
DIXIE YARNS INC COM                         24,500            275               257
DNA PLT TECHNOLOGY CORP COM                 35,000            201               158
DOLE FOOD COMPANY                           41,800          1,422             1,118
DOLLAR GEN CORP COM                         24,706            210               741
DONALDSON INC COM                            7,800            307               345
DOUGLAS & LOMASON CO COM                    17,700            166               314
DPL INC COM                                 95,200           1,629            1,964
DQE                                         48,800           1,457            1,684
DR PEPPER/SEVEN UP COS INC                  50,600             935            1,214
DRAVO CORP COM                               5,300              65               59
DRESS BARN INC COM                          30,300             530              398
DREXLER TECHNOLOGY CORP (DEL)                  700               4                6
DREYERS GRAND ICE CREAM COM                 18,700             464              552
DREYFUS CORP COM                            34,000           1,345            1,530





                                                                      35

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
DRUG EMPORIUM INC                           38,200          $  308           $  181
DUFF & PHELPS                               15,900             309              350
DURACELL INTL INC COM                       95,500           3,034            3,426
DURIRON INC                                 13,700             310              322
DUTY FREE INTL INC                          16,700             512              332
DYNATECH CORP COM                            9,300             257              216
E TOWN COM                                   9,300             264              293
EAGLE FOOD CTRS INC                          5,000              38               30
EASTERN UTILS ASSOC COM                     14,300             362              400
EATON VANCE CORP                             5,000             164              170
ECI TELECOM LTD ORD                          9,900             157              254
EDISON BROS STORES INC COM                  11,800             400              351
EDUCATION ALTERNATIVES INC                   4,600             171              158
EDWARDS A.G. INC COM                        34,900             852            1,003
EGGHEAD INC                                 51,500             607              464
EKCO GROUP INC                                 700               7                5
EL PASO NAT GAS CO                          40,737           1,208            1,467
ELCO INDS INC COM                           26,800             305              556
ELCOR CORP COM                               2,900              79               54
ELECTRONIC ARTS                             33,000             294              990
ELSINORE CORP                                6,300              32               29
EMBRACE SYS CORP                            16,600             238               67
EMC CORP MASS COM                           69,000             472            1,139
EMPI INC                                    24,600             279              510
EMPIRE OF CAROLINA INC COM                   1,000               6                7
EMPLOYEE BENEFIT PLANS INC                  32,900             410              292
EMULEX CORP (CALIF.)                         6,000              39               38
ENERGEN CORP COM                            10,900             265              234
ENERGY SVC INC COM                          39,000             124              132
ENERGY VENTURES INC COM                     10,000             175              125
ENHANCE FINL SVCS GROUP INC                 18,500             384              365
ENQUIRER/STAR GROUP                         26,100             449              496
ENRON OIL & GAS CO                          18,200             366              710
ENTERRA CORP COM                            17,200             306              353
ENVIROSURCE INC.                             8,200              38               28
ENVOY CORP COM                              11,600             184              206
ENZON INC COM                               16,200             159               87
EPITOPE INC COM                              7,100             150              145
EQUIFAX INC                                 68,111           1,217            1,865
EQUITABLE COS INC                           66,800           1,433            1,804
EQUITABLE IOWA COS                          29,600             246            1,003





                                                                      36

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
EQUITABLE RES INC COM                       25,900          $  752           $  949
ERO INC                                     23,500             181              170
ESCROW MILLICOM                             14,200               0                0
ESKIMO PIE CORP                                800              15               14
EVANS & SUTHERLAND COMPUTER CORP COM        15,800             321              304
EVERGREEN BANCORP INC DEL COM               10,000             149              123
EXABYTE CORP                                13,900             418              245
EXAR CORP COM                                2,800              65               66
EXCALIBUR TECHNOLOGIES CORP                  1,600              21               19
EXCEL INDS INC COM                           1,200              15               22
EXECUTIVE TELECARD LTD                       6,300              77               83
EXPEDITORS INTL WASH INC COM                 3,800              51               57
EXPRESS SCRIPTS INC                          6,700             237              315
EZ EM CL-A CMN                                  50               0                0
EZCORP INC                                   5,200              69               81
F & M NATIONAL CORP                          9,000             146              146
F&C BANCSHARES INC                           6,600             126              112
FAIR ISSAC & CO INC COM                     11,100             202              250
FAIRCHILD CORP                              10,100              83               42
FAMILY DLR STORES INC COM                   31,300             535              532
FARM & HOME FINL CORP                        3,300              64               87
FASTENAL CO COM                             20,000             286              620
FEDERAL MOGUL CORP COM                      18,500             308              537
FEDERAL RLTY INVT TR                        23,000             554              575
FEDERAL SIGNAL CORP COM                     28,325             601              793
FEDERATED DEPT STORES INC NEW              114,100           1,860            2,368
FERRO CORP COM                              26,100             669              835
FERRO FLUDICS CORP                           4,000              52               25
FHP INTL CORP                               29,040             555              784
FIELDCREST CANNON INC                        7,700             207              190
FIFTH THIRD BANCORP COM                     41,800           1,866            2,163
FIGGIE INTL INC                              5,300              90               72
FILENES BASEMENT CORP COM                   20,400             432              222
FILENET CORP COM                             5,200              75              112
FINA INC CL A                                3,900             252              268
FINGERHUT COMPANIES INC                      3,400              70               96
FINISH LINE INC                             19,200             186              144
FIRST ALA BANCSHARES INC                    33,210             932            1,075
FIRST AMERN CORP TENN COM                   23,100             518              739
FIRST AMERN FINL CORP CALIF                  6,000             177              210
FIRST BANCORPORATION OHIO INC               23,700             600              616
FIRST BK SYS INC COM                        87,700           2,284            2,697





                                                                      37

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
FIRST BRAND CORP                            13,600          $  368           $  469
FIRST CITIZENS BANCSHARES INC N C            4,000             192              186
FIRST COLONIAL BANKSHARES CORP               8,000             140              152
FIRST COLONY CORP                           13,402             383              340
FIRST COML CORP                              5,900             194              198
FIRST COMM BANCSHARES INC                      600              10                9
FIRST COMM BANCSHARES INC                    2,400              35               31
FIRST COMM CORP COM                         17,350             553              545
FIRST DATA CORP                             77,600           2,920            3,162
FIRST EASTN CORP P A COM                     9,800             219              246
FIRST EMPIRE ST CORP COM                     3,100             297              436
FIRST FED MICH CORP                         14,800             337              377
FIRST FED SVGS BK PR                        10,600             126              176
FIRST FINL BANCORP                           2,400             110              131
FIRST FINL CARRIBEAN CORP                   12,600             186              211
FIRST FINL CORP WIS COM                     28,200             460              472
FIRST FINL MGMT CORP COM                    53,000           1,740            3,008
FIRST HAWAIIAN INC COM                      20,800             550              515
FIRST MICH BK CORP                           6,600             173              183
FIRST MIDWEST BANCORP INC DEL                9,100             238              230
FIRST NATL BANCORP                           4,300              88               90
FIRST OF AMERICA BANK CORP                  44,200           1,474            1,735
FIRST PAC NETWORKS INC                      10,500             173              113
FIRST SEC CORP DEL COM                      34,400             870              894
FIRST SVGS BK FBS SC                         8,500             142              141
FIRST TENN NATL CORP COM                    25,450             905              980
FIRST USA INC                               38,300             864            1,369
FIRST VA BKS INC COM                        36,850           1,144            1,207
FIRST WESTERN PENN                           4,410             134              131
FIRSTAR CORP NEW COM                        40,300           1,003            1,239
FIRSTIER INC COM                             8,100             434              402
FISERV INC COM                              23,750             408              457
FISHER SCIENTIFIC INTL INC                   8,200             268              290
FLAGSTAR COS INC                            16,000             184              148
FLEET MTG GROUP INC                         28,100             563              467
FLEXSTEEL INDS INC COM                       4,800              74               84
FLIGHTSAFETY INTL INC COM                   13,900             670              476
FLORIDA EAST COST INDS INC                   1,400              68               92
FLORIDA PROGRESS CORP COM                   82,450           2,515            2,772
FLORIDA ROCK INDS INC COM                    2,800              69               83
FLOW INTL CORP                              30,000             192              242
FLOWERS INDS INC (GEORGIA) COM              33,700             683              645





                                                                      38

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
FLUKE JOHN MFG INC COM                       2,000          $   55           $   49
FMC GOLD CO                                  5,800              32               30
FOCAL SURGERY INC                            4,700               7                6
FOOD LION INC CL B                         322,450           3,565            2,136
FOODMAKER INC NEW COM                       49,800             554              486
FOOTE CONE & BELDING                         5,400             208              259
FOOTHILL GROUP INC (DEL)                    11,200             144              186
FOREMOST CORP AMER COM                      13,800             273              476
FOREST LABS INC COM                         32,500           1,189            1,548
FOREST OIL CORP COM                         13,900              73               61
FORSCHNER GROUP INC COM                      2,516              36               38
FORT WAYNE NATL CORP IND COM                 6,000             243              224
FOUNDATION HEALTH CORP                      26,010             894              806
FOURTH FINL CORP COM                        24,100             712              705
FRANKLIN ELEC INC COM                       13,400             240              476
FRANKLIN ELECTRONICS PUBLISHERS INC          5,400              68               72
FRANKLIN QUEST CO                           16,400             443              574
FRANKLIN RESOURCES INC COM                  40,200           1,218            1,844
FREEPORT MC MORAN INC COM                  128,900           2,537            2,546
FREEPORT MCMORAN COPPER & GOLD INC          59,700           1,203            1,493
FREMONT GEN CORP COM                         8,800             237              218
FRESENIUS USA INC                            2,600              22               19
FRISCHS RESTAURANTS INC COM                  1,285              10               18
FRONTIER INS GROUP INC                       3,300             156              148
FRUIT OF THE LOOM                           57,700           1,993            1,392
FULLER H B CO COM                           12,050             446              434
FUND AMERICAN ENTERPRISES HOLDING            8,700             457              683
FURON CO                                    18,400             252              276
G & K SVCS INC CLASS A                      10,800             223              254
GAINSCO INC COM                              9,205             117               84
GALEY & LORD INC                            19,500             241              273
GALLAGHER ARTHUR J & CO COM                 12,900             434              468
GALVESTON HOUSTON COM                        3,200              14               13
GARAN INC COM                                2,300              66               75
GATES/FA DISTRG INC                          5,300              88               99
GATX CORP COM                               14,600             455              595
GAYLORD CONTAINER CORP                      21,800              55               99
GAYLORD ENTMT CO                            32,700             719              920
GEICO CORP COM                              27,400           1,115            1,408
GENCARE HEALTH SYS INC                      12,000             326              357
GENCORP INC                                 31,700             341              452
GENELABS TECHNOLOGIES INC                   15,800              85               66





                                                                      39

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
GENERAL CABLE CORP                              75          $    0           $    0
GENERAL DATACOMM INDS INC COM                6,600              67               68
GENERAL INSTRUMENTS CORP                    50,200           1,994            2,836
GENERAL MOTORS CORP CL E                   194,700           5,612            5,695
GENERAL PUB UTILS CORP COM                 100,300           2,582            3,097
GENESIS HEALTH VENTURE INC                  29,000             304              682
GENETIC THERAPY INC                         20,800             365              338
GENEVA STEEL                                20,900             369              355
GENSIA INC F/K/A GENSIA PHARMACEUTICALS     13,800             430              342
GENTEX CORP COM                             35,200             191            1,241
GENZYME CORP COM                            17,000             725              468
GEORGIA GULF CORP                           25,300             536              566
GEOTEK COMMUNICATIONS                       33,500             441              528
GERBER SCIENTIFIC INC COM                    9,500             126              132
GERRITY OIL & GAS CORP COM                   8,600             128              100
GETTY PETE CORP COM                          3,000              36               45
GFC FINL CORP                               20,100             525              583
GIANT GROUP LTD COM                            100               1                1
GIBSON GREETINGS INC COM                    21,400             502              452
GILBERT ASSOC INC CL A                       2,900              54               45
GLATFELTER P H CO COM                       23,700             581              441
GLEASON CORP COM                             2,400              37               36
GLENAYRE TECHNOLOGIES INC                    8,800             224              383
GLENDALE FED BK FED SVGS BK CALIF              428              75                3
GLOBAL MARINE INC                           85,100             372              351
GLOBAL NAT RES INC COM                       8,300              68               60
GM HUGHES ELECTRONICS CORP                  59,900           1,428            2,336
GOOD GUYS INC COM                           21,700             351              282
GOODYS FAMILY CLOTHING INC                  21,950             458              274
GOODYS PRODS INC                               800               0                0
GOULDS PUMPS INC COM                        19,700             446              490
GOVERNMENT TECHNOLOGY SVCS INC              11,800             128              145
GRACO INC COM                                2,600              74               95
GRANCARE INC                                 3,100              54               56
GRAND CASINOS INC                            5,600             206              132
GRANITE CONSTR INC                           6,300             121              158
GRAPHIC INDUSTRIES INC COM                   1,600              14               13
GRAPHIC SCANNING CORP                        1,500               0                0
GRC INTL INC                                 2,400              15               18
GREAT AMERN MGMT & INVT INC COM              3,900             129              125
GREATER NEW YORK SVGS BK                     8,200              44               59
GREEN TREE FINL CORP F/K/A                  26,900             684            1,291





                                                                      40


                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
GREENWICH PHARMACEUTICALS INC               45,500          $  448           $  125
GRENADA SUNBURST SYS CORP COM               13,700             307              339
GREY ADVERTISING INC COM                     1,300             244              243
GREYHOUND LINES INC                          7,700             161               89
GROSSMANS INC COM                            9,100              27               27
GROUNDWATER TECHNOLOGY INC COM              20,900             389              287
GROW GROUP INC COM                           8,200             126              130
GTECH HOLDINGS CORP                         28,300             986              927
GTI CORP COM                                14,200             185              392
GUILFORD MLS INC COM                        10,300             226              242
GULF STS UTILS CO COM                      103,300           1,379            2,092
GUNDLE ENVIRONMENTAL SYS INC COM            50,300             436              371
GYMBOREE CORP                                8,100             330              360
HADCO CORP COM                               4,300              41               35
HAEMONETICS CORP MASS                       12,500             315              347
HANCOCK FABRICS INC                         36,400             533              346
HANCOCK HLDG CO                              2,000              60               66
HANDY & HARMAN COM                          20,000             240              300
HANGER ORTHOPEDIC GROUP INC                  5,200              36               33
HANNAFORD BROS COM                          27,300             624              587
HANOVER DIRECT INC                          18,600              92              114
HARLEY DAVIDSON INC                         33,000             903            1,456
HARLEYVILLE NATL CORP PA                       600              23               27
HARMAN INTL INDS INC NEW                     4,800             106              138
HARMON INDS INC NEW COM                      5,600             109              129
HARPER GROUP COM                             6,700             101              121
HARSCO CORP COM                             23,200             784              943
HARTFORD STEAM BOILER                       17,900             949              797
HAUSER CHEMICAL RESEARCH INC                 3,800              67               30
HAVERTY FURNITURE COS INC COM               42,300             271              724
HAWAIIAN ELEC INDS INC COM                  17,300             618              621
HAWKEYE BANCORP                              1,700              33               33
HAYES WHEELS INTL INC                       14,500             389              444
HBO & CO COM                                10,900             281              501
HCA-HOSPITAL CORP OF AMER                  143,600           2,708            4,918
HEALTH & REHAB PPTYS TR                     23,100             279              341
HEALTH CARE & RETIREMENT CORP DEL           21,200             420              472
HEALTH CARE PPTY INVS INC COM               21,800             488              591
HEALTH CARE REIT INC COM                    10,700             188              245
HEALTH CARE SVCS GROUP INC                  24,900             376              293
HEALTH EQUITY PPTYS INC                      8,000              73               75
HEALTH MGMT ASSOC INC NEW                   23,050             557              674




                                                                      41

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________

Small Company Stock Fund:
HEALTHCARE COMPARE CORP                     26,984          $  669           $  664
HEALTHDYNE INC COM                          39,300             484              265
HEALTHINFUSION INC                             300               2                2
HEALTHSOURCE INC.                           15,900             244              878
HEALTHSOUTH REHABILITATION CORP             12,250             313              309
HEALTHTRUST INC                             73,800           1,176            1,965
HEALTHWISE AMERICA INC                       2,370             104               59
HEART TECHNOLOGY INC                        15,400             301              343
HEARTLAND EXPRESS INC COM                    3,000              80               74
HECHINGER COM                               46,700             500              455
HECLA MNG CO COM                            48,300             372              561
HEIDEMJ N.V.                                23,926             303              224
HEILIG MEYERS CO COM                        40,050             660            1,562
HELEN OF TROY CORP                           3,300              59               51
HELENE CURTIS INDS INC COM                   6,900             291              200
HELIX TECHNOLOGY CORP COM                      200               1                3
HERBALIFE INTL INC                          22,200             283              394
HERITAGE MEDIA CORP                          3,000              41               60
HI-LO AUTOMOTIVE INC                         7,600             103               75
HIBERNIA CORP                               69,400             401              538
HILLENBRAND INDS INC COM                    24,500             856            1,020
HILLHAVEN CORP                               9,980             175              188
HOLLY CORP COM                                 300               9                8
HOLLYWOOD PK INC                            20,000             528              600
HOME BEN CORP  CL B                          5,900             154              136
HOME OFFICE REFERENCE LAB INC               20,100             273              372
HOME SHOPPING NETWORK COM                   47,160             457              702
HOMEDCO GROUP INC COM                        8,300             222              255
HOMEFED CORP COM                             1,400              39                5
HON INDS INC COM                            17,700             334              496
HONDO OIL & GAS CO                          17,100             201               98
HORACE MANN EDUCATORS CORP                  23,900             667              598
HORIZON BK BELLINGHAM WASH                   5,300              89               83
HORIZON HEALTHCARE CORP                      8,800             146              177
HORMEL GEO A & CO COM                       30,700             625              679
HORSEHEAD RESOURCE DEVELOPMENT              31,900             257              108
HOUGHTON MIFFLIN CO COM                     10,100             294              491
HOUSE FABRICS INC COM                        3,200              38               26
HOWTEK INC COM                               1,600              14               11
HRE PROPERTIES COM                          23,200             302              331
HUBBELL HARVEY INC CL B                     19,865           1,038            1,075
HUDSON FOODS INC                             5,000              62               56





                                                                      42

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
HUFFY CORP COM                              26,400          $  400           $  488
HUMANA INC COM                             131,600           1,101            2,336
HUNT J B TRANS SVC INC COM                  19,300             443              449
HUNT MFG CO COM                             19,200             302              298
HUNTINGTON BANCSHARES INC COM               85,573           1,507            2,022
I C H CORP COM                              12,000              63               62
IBP INC COM                                 43,000             766            1,113
ICF KAISER INTL INC                          2,900              13               14
ICN PHARMACEUTICALS INC COM                 49,000             345              435
ICOS CORP                                   34,800             256              196
ICU MED INC COM                              2,900              35               47
IDAHO PWR CO COM                            34,100             932            1,036
IDB COMMUNICATIONS GROUP INC COM             7,900             325              435
IDEC PHARMACUTICALS                            400               4                2
IDEX CORP                                    2,200              63               79
IDEXX LABS INC                              19,000             264              606
IES INDS INC                                29,800             870              931
IHOP CORP NEW COM                            5,500             132              160
ILLINOIS CENTL CORP                         31,150             764            1,118
ILLINOIS PWR CO COM                         64,200           1,415            1,420
IMAGE ENTERTAINMENT INC                      7,600              45               44
IMC FERTILIZER GROUP INC COM                17,700             781              803
IMCLONE SYS INC                              2,500              18               15
IMCO RECYCLING INC                          24,300             281              295
IMMULOGIC PHARMACEUTICAL CORP               13,100             145              177
IMMUNE RESPONSE CORP DEL                    11,600             240              119
IMMUNEX CORP                                11,700             294              190
IMMUNOGEN INC                                9,600              86               88
IMMUNOMEDIC INC COM                         20,900             140              115
IMP INC                                      6,700              13                9
IMPERIAL HOLLY CORP                          3,000              48               28
IN FOCUS SYS INC                            10,100             124              152
INACOM CORPORATION                           1,700              33               23
INDEPENDENCE BANCORP INC PA COM              5,900             176              220
INDEPENDENT INS GROUP INC                   12,900             208              203
INDIANA ENERGY INC COM                      20,750             454              451
INDIANA FED SVGS & LN ASSN VAPARAISO           300               7                7
INDRESCO INC                                45,600             600              707
INFINITY BROADCASTING CL A                  35,350             886            1,069
INFORMATION RES INC COM                     19,100             607              735
INFORMIX CORP COM                           55,100             868            1,171
INGLES MKTS INC CL A                         1,600              15               18




                                                                      43

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
INPUT/OUTPUT INC                            36,500          $  477           $  876
INSITUFORM MID AMER                          2,133              26               30
INSITUFORM TECHNOLOGIES INC                 11,600             262              142
INSTEEL INDS INC COM                        24,640             179              268
INSTRON CORP COM                             3,500              41               39
INSTRUMENT SYS CORP                         45,300             287              402
INSURANCE AUTO AUCTIONS INC                  3,200             114              119
INTEGRA FINL CORP                           27,580           1,057            1,186
INTEGRATED CIRCUIT SYSTEMS                   7,100              93               92
INTEGRATED DEVICE TECHNOLOGY INC COM        51,900             400              889
INTEGRATED HEALTH SERVICES INC               6,400             184              182
INTELLIGENT ELECTRS INC COM                 26,600             272              728
INTERACITIVE NETWORK INC                     7,000              82               77
INTERCO INC                                 51,300             657              673
INTERDIGITAL COMMUNICATIONS CORP            13,700              95               72
INTERFACE INC                               29,000             336              442
INTERGROUP HEALTHCARE CORP                   4,100             120              197
INTERLAKE CORP COM                           2,222               9                6
INTERLEAF INC COM                            1,700              15               13
INTERMET CORP COM                           41,800             420              387
INTERNATIONAL ALUM CORP COM                  7,000             181              167
INTERNATIONAL CABLECASTING TEC INC          14,600              81               47
INTERNATIONAL CABLETEL INC COM               6,500             122              153
INTERNATIONAL DAIRY QUEEN INC               15,700             301              283
INTERNATIONAL GAME TECHNOLOGY               99,400           1,879            2,932
INTERNATIONAL GAMING MGMT INC                5,700              58               36
INTERNATIONAL MULTIFOODS CORP COM           11,650             310              224
INTERNATIONAL RECOVERY CORP                    100               2                2
INTERNATIONAL RECTIFIER CORP COM            22,700             245              318
INTERNATIONAL TECHNOLOGY CORP               43,100             350              162
INTERNEURON PHARMACEUTICALS INC             11,400              99              115
INTERSTATE BAKERIES CORP                    26,100             483              398
INTERTAN INC COM                            19,500             407              110
INTERTRANS CORP COM                         26,400             290              350
INTERVOICE INC                              40,800             180              653
INVACARE CORP COM                            5,400             138              149
INVITRO INTL                                 3,200              38               20
IOMEGA CORP COM                             54,700             402              140
IONICS INC COM                               2,500             109              124
IOWA ILL GAS & ELEC CO COM                  32,200             777              793
IOWA NATL BANKSHARE INC                      3,000              69               74
IPALCO ENTERPRISES INC COM                  34,300           1,130            1,218





                                                                      44


                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
IPL SYS INC                                    300          $    3           $    3
IRT PPTY CO COM                             10,300             127              111
ISIS PHARMACEUTICAL                          7,800              45               53
ISOMEDIX INC COM                            16,300             302              310
ITEL CORP NEW COM                           20,100             461              563
IVAX CORP COM                               27,700             768              796
IWC RES CORP INC COM                        11,700             215              252
J & J SNACK FOODS CORP COM                  24,800             322              512
J M C GROUP INC                              3,400              40               29
JACKPOT ENTERPRISES COM                      9,500             165              129
JACOBS ENGR GROUP INC COM                    6,400             157              153
JACOBSON STORES INC COM                      2,900              40               39
JAN BELL MARKETING INC COM                  19,400             264              182
JEAN PHILIPPE FRAGRANCES INC                11,900             185              147
JEFFERIES GROUP INC COM                      3,200              89              104
JEFFERSON BANKSHARES INC VA                  3,300              72               64
JOHN NUVEEN CO                              15,100             554              379
JONES APPAREL GROUP INC                     11,400             341              341
JOY TECHNOLOGIES INC                        15,100             154              181
JSB FINANCIAL INC.                           8,900             216              206
JUNO LTG INC COM                            20,300             344              421
JUSTIN INDS INC COM                         15,300             289              226
K N ENERGY INC COM                          14,250             239              367
KAMAN CORP CL A                             36,800             335              373
KANSAS CITY PWR & LT CO COM                 56,400           1,217            1,297
KANSAS CITY SOUTHN INDS INC                 26,700             505            1,375
KARCHER CARL ENTERPRISES INC                 1,000               7               11
KASLER HLDG CO                              25,700             280              196
KAYDON CORP COM                             14,700             315              305
KCS ENERGY INC                               7,200             174              193
KEANE INC COM                                4,800             116              130
KELLWOOD CO COM                             19,600             626              784
KELLY OIL CORP                               7,800             109               74
KELLY SVCS INC                              24,100             694              669
KEMPER CORP COM                             44,600           1,557            1,617
KENDALL SQUARE RESEARCH CORP                25,600             276              154
KEY TRONIC CORP COM                          3,900              39               32
KEYCORP COM                                 90,746           2,742            3,210
KEYSTONE CONS INDS INC COM                   5,000              44               51
KEYSTONE FINL INC COM                       20,000             668              638
KEYSTONE INTL INC COM                       16,500             447              452
KIMBALL INTL INC                            16,500             485              507





                                                                      45

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
KINETIC CONCEPTS INC                        59,600          $  559           $  246
KIRBY CORP COM                              26,300             497              562
KLA INSTRS CORP COM                         31,100             334              863
KLLM TRAMS SVCS INC                         12,533             118              179
KNAPE & VOGT MFG CO COM                     19,778             288              386
KNOWLEDGE WARE INC.                          3,000              41               46
KOHL'S CORP                                 21,900             981            1,100
KOMAG INC COM                               17,100             292              304
KRYSTAL CO                                   7,800             118              104
KU ENERGY CORP                              35,400             948            1,027
KUHLMAN CORP COM                             4,000              61               64
KYSOR INDL CORP MICH CO                     38,400             311              667
L A GEAR INC                                41,500             453              405
LA QUINTA MTR INNS INC COM                  13,450             292              474
LA Z BOY CHAIR CO COM                        7,200             200              270
LACLEDE GAS CO COM                           7,100             346              337
LADD FURNITURE INC COM                      32,800             302              328
LAFARGE CORP COM                            19,100             293              437
LAKE SHORE BANCORP INC.                      3,600              88              104
LAM RESH CORP COM                           20,850             468              678
LANCASTER COLONY CORP COM                   14,533             222              669
LANCE INC COM                               10,400             228              237
LANDMARK GRAPHICS CORP                      10,800             219              200
LANDS END INC COM                            5,100             193              235
LARIZZA INDS INC COM                        11,600             123               91
LATTICE SEMICONDUCTOR CORP                  38,400             314              624
LAWRENCE INS GROUP                          16,900             169               63
LAWSON PRODS INC COM                         5,400             149              157
LAWTER INTL INC COM                         21,300             294              290
LAYWERS TITLE CORP                          23,775             229              431
LDDS COMMUNICATION INC GA                   33,017             634            1,593
LDI CORP COM                                   400               3                3
LEARNING CO                                  8,900             149              135
LECHTERS INC                                24,400             389              299
LEE ENTERPRISES INC COM                     14,100             346              494
LEGENT CORP COM                             23,323             662              528
LEGG MASON INC COM                          15,625             259              389
LEGGET & PLATT INC COM                      34,300             835            1,715
LENNAR CORP COM                             14,800             277              505
LESLIE FAY COS INC COM                      70,400             610              229
LEUCADIA NATL CORP COM                       9,600             387              394
LG & E ENERGY CORP                          28,950             944            1,172





                                                                      46

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
LIBERTY BANCORP INC OKLA                     5,600          $   68           $  157
LIBERTY CORP S C COM                        14,700             406              356
LIBERTY MEDIA CORP                          84,400           1,956            2,458
LIBERTY NATIONAL BANCORP INC COM            10,500             307              318
LILLIAN VERNON CORP COM                        300               3                5
LILLY INDL INC F/K/A LILLY INDL              8,800             180              211
LIN BROADCASTING CORP COM                   22,100           1,652            2,442
LINCARE HOLDINGS INC                        27,500             496              684
LINCOLN TELECOMMUNICATIONS CO               10,900             355              403
LINDSAY MFG CO                              10,050             242              357
LINEAR TECHNOLOGY CORP COM                  26,700             621            1,035
LIPOSOME INC COM                            23,700             224              157
LIPOSOME TECHNOLOGY INC COM                 11,300             109              102
LIQUI BOX CORP COM                             900              27               34
LITTLE SWITZERLAND INC                       8,500             121               79
LO JACK CORP                                 5,500              30               38
LOCTITE CORP COM                            22,900             932              842
LOEWS CORP COM                              42,800           4,680            3,980
LOGICON INC COM                              4,000              80              113
LOMAS FINL CORP                             24,100             238              187
LONE STAR STEAKHOUSE SALOON                 11,900             298              327
LONE STAR TECHNOLOGIES INC COM              18,000             169              142
LONG ISLAND LTG CO COM                     101,000           2,433            2,462
LONGHORN STEAKS INC COM                      1,400              15               12
LONGVIEW FIBRE CO (WASHINGTON)              36,300             523              821
LSB INDS INC COM                             8,800              99               86
LSI LOGIC CORP COM                          34,900             271              554
LTV CORP NEW                                   287               0                5
LTX CORP COM                                10,500              65               39
LUBRIZOL CORP COM                           62,200           1,763            2,123
LUFKIN INDS INC COM                          9,500             177              169
LUKENS INC COM                               9,000             428              329
LYONDELL PETROCHEMICAL CO                   36,300             848              771
M A HANNA CO COM                            13,800             398              450
M D C HOLDINGS INC DEL                       9,900              65               58
M S CARRIERS INC COM                         2,500              55               53
MAC FRUGAL'S BARGAINS CLOSE OUTS INC        25,900             486              508
MACDERMID INC COM                            1,600              39               41
MACK TWAIN BANCSHARES INC                    5,700             152              141
MACNEAL SCHWENDLER CORP COM                 29,800             342              399
MAGMA COPPER CO NEW                         32,800             444              435
MAGMA PWR CO NEW COM                         9,500             269              335





                                                                      47

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
MAGNA BANCORP INC                            4,400          $  175           $  151
MAGNA GROUP INC.                            17,200             286              331
MAGNETEK INC                                19,700             284              293
MAIL BOXES ETC COM                          29,900             474              355
MANITOWOC INC COM                            7,700             243              248
MANPOWER INC                                64,700             986            1,140
MANVILLE CORP                               29,500             225              251
MAPCO INC COM                               25,500           1,384            1,559
MARCAM CORP                                  5,100              61               50
MARCUS CORP COM                              2,700              66               74
MARGARETTEN FINANCIAL CORP COM              14,100             215              196
MARINE DRILLING COS INC                     42,500             311              244
MARION MERRELL DOW INC                     108,400           2,845            1,951
MARK IV INDS INC COM                        21,100             457              380
MARQUETTE ELECTRS INC                       29,500             429              443
MARSAM PHARMACEUTICALS INC COM              23,050             304              496
MARSHALL & ILSLEY CORP COM                  48,300             852            1,141
MARSHALL INDS COM                            6,000             252              300
MARTECH USA INC                             30,800             288               15
MARVEL ENTERTAINMENT GROUP INC              28,886             516              791
MASCOTECH INC                               21,800             284              605
MATERIAL SCIENCES CORP COM                   8,200             173              188
MATRIX PHARMACEUTICAL INC COM                  800               7                8
MATRIX SVS CO                                3,200              28               37
MATTEL INC COM                              38,887             615            1,074
MAXICARE HEALTH PLANS INC                    6,200              64               60
MAXIM INTEGRATED PRODS INC                  15,300             296              732
MAXTOR CORP COM                             17,600             197               97
MAXXAM INC                                   8,900             343              327
MBIA COM                                    32,300           1,926            2,031
MCCORMICK & CO INC COM NON VTG              64,700           1,517            1,593
MCEG STERLING INC                               40              10                0
MCGRATH RENTCORP COM                         3,900              47               57
MCN CORP COM                                30,300             815            1,053
MDU RES GROUP INC COM                        7,400             192              233
MEASUREX CORP COM                           16,800             312              332
MEDAPHIS CORP                               10,900             249              360
MEDCO CONTAINMENT SERVICES INC.              3,900             116              151
MEDCO RESH INC COM                          10,700             194              162
MEDEX INC COM                                5,000             123               86
MEDIA LOGIC INC                              1,200              16                7
MEDICAL CARE AMERICA INC                    34,252           1,158              784
MEDICAL MARKETING GRP INC                    1,400              33               37





                                                                      48

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
MEDICINE SHOPPE INTL INC COM                11,400          $  278           $  222
MEDIMMUNE INC                               20,300             560              223
MEDITRUST SH BEN INT                        23,400             652              758
MEDUSA CORP NEW COM                          9,050             191              293
MENLEY & JAMES INC                             200               1                0
MENS WEARHOUSE INC                           5,100             101              166
MENTOR CORP MINN COM                         5,600              67               74
MENTOR GRAPHICS CORP COM                    40,300             558              554
MERCANTILE BANCORPORATION INC COM           17,600             714              794
MERCANTILE BANKSHARES CORP COM              32,600             586              623
MERCURY FIN CO                              68,666             790            1,313
MERCURY GEN CORP NEW COM                     7,600             253              228
MERIDIAN BANCORP INC COM                    48,539           1,310            1,383
MERIDIAN INS GROUP INC                       3,700              45               41
MERIS LABORATORIES INC                       6,900              70               28
MERISEL INC                                 29,100             310              535
MERRY GO ROUND ENTERPRISES                  33,775             441              110
MERRY LD & INVT INC                          9,000             161              180
MESA AIRLS INC                              25,200             516              447
MESA INC                                    28,300             215              159
METHODE ELECTRS INC COM                     10,600             130              152
METRO BANCSHARES INC                         4,950              81               81
METROPOLITAN FINL CORP COM                  21,800             346              360
MEYER FRED INC DEL COM                      18,200             582              655
MEYERS INDS INC COM                         10,380             112              239
MGI PHARMACEUTICALS INC                      7,600              99              112
MGIC INVT CORP                              46,000             996            1,346
MGM GRAND INC                               10,000             343              391
MICHAEL BAKER                                1,800              11               20
MICHAEL FOODS INC COM                       45,950             594              368
MICHAELS STORES INC COM                     11,400             309              408
MICHIGAN NATL CORP COM                      17,000             794              978
MICRO COM INC COM                              800               5                4
MICRO SYS INC                                1,700              23               43
MICROAGE INC COM                             3,800              72              145
MICRON TECHNOLOGY INC COM                   25,400             601            1,181
MICROPOLIS CORP COM                         30,100             301              211
MICROPROSE INC                                 400               4                4
MICROSOFT CORP COM                         118,675           8,878            9,568
MID AM INC                                  14,350             212              215
MID AMERICAN WASTE SYS INC                   8,400             105               69





                                                                      49

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
MID ATLANTIC MED SVS INC                    13,050          $  215           $  334
MIDDLESEX WTR CO COM                         2,500              43               53
MIDLANTIC CORP                              42,800             771            1,091
MIDWEST GRAIN PRODS INC COM                  5,300             140              156
MIDWEST RES INC COM                         53,200           1,002              958
MILES HOMES INC                             19,600             157              118
MILLER HERMAN INC COM                       19,200             366              588
MILLICOM INC                                 3,550               0                0
MILLICOM INTL CELLULAR SA                   18,281             377              302
MINNESOTA PWR & LT CO COM                   18,500             556              606
MIRAGE RESORTS INC                          46,700             725            1,115
MITCHELL ENERGY & DEV CORP                  14,450             259              314
MOBILE GAS SVC CORP COM                      1,800              33               45
MOBILE TELECOMMUNICATIONS TECHNOLOGIES      27,800             321              674
MODINE MFG CO COM                           16,600             304              473
MOHAWK INDS INC COM                         14,900             397              510
MOLECULAR BLOSY COM                          8,900             266              166
MOLEX INC COM                               39,425           1,103            1,400
MONARCH MACH TOOL CO COM                       181               1                2
MONTANA PWR CO COM                          47,200           1,179            1,215
MORGAN PRODS LTD COM                         2,700              19               24
MORGAN STANLEY GROUP INC                    37,600           2,037            2,660
MORRISON RESTAURANTS INC                    24,400             307              641
MOSINEE PAPER CORP COM                       4,300             120              127
MTS SYS CORP COM                            11,300             264              336
MULTIMEDIA INC NEW COM                      33,000             946            1,130
MURPHY OIL CORP COM                         32,295           1,177            1,292
MUSICLAND STORES CORP                       28,600             406              593
MYCOGEN CORP COM                            15,200             226              156
MYLAN LABS INC COM                          59,900           1,280            1,520
NABORS INDS INC                             53,200             364              432
NAC RE CORP COM                             14,300             579              425
NAMIC USA CORP                               4,300              44               44
NASH FINCH CO COM                            9,600             190              170
NASHUA CORP COM                             11,900             347              327
NATIONAL CITY CORP COM                     141,400           3,059            3,464
NATIONAL COMM BANCORPORATION COM            14,250             310              321
NATIONAL COMPUTER SYS INC COM               18,800             268              207
NATIONAL DATA CORP COM                      14,600             271              246
NATIONAL FUEL GAS CO N J COM                33,800             979            1,149
NATIONAL GAS & OIL CO COM                      899               9               16
NATIONAL HEALTH LABS INC                    60,400           1,184              861





                                                                      50


                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
NATIONAL MEDIA CORP                          1,200          $    7            $    7
NATIONAL PENN BANCSHARES INC                 2,247              81                90
NATIONAL PIZZA CO                            9,900              67                64
NATIONAL PRESTO INDS INC COM                 5,300             296               255
NATIONAL RE CORP                            23,900             866               741
NATIONAL VISION ASSOC LTD COM               23,900             292               173
NATIONSBANK CORP                            24,199             875             1,186
NATIONWIDE HEALTH PPTYS INC                 13,700             386               486
NATURAL WONDERS INC                         27,500             330               227
NATURES BOUNTY (NEW)                         4,600              70                95
NAVIGATORS GROUP INC COM                     4,000             136               140
NBB BANCORP INC COM                         19,400             245               720
NCH CORP COM                                   100               6                 6
NEIMAN-MARCUS GROUP INC COM                 25,000             336               469
NELLCOR INC COM                              8,900             214               220
NELSON THOMAS INC COM                        6,600             115               160
NEORX CORP NEW                                 250               2                 2
NETWORK EQUIP TECHNOLOGIES COM               9,500              96                84
NETWORK GEN CORP                            36,900             491               660
NETWORK SYS CORP COM                        30,300             340               258
NEUTROGENA CORP COM                         15,700             311               322
NEVADA PWR CO COM                           34,700             746               837
NEW ENGLAND BUSINESS SVC INC                19,100             329               387
NEW ENGLAND ELEC SYS COM                    59,000           1,976             2,308
NEW IMAGE IND INC                            4,900              68                69
NEW JERSEY STL CORP COM                      1,600              24                25
NEW LINE CINEMA CORP COM                     8,800             198               228
NEW PLAN RLTY TR                            37,400             828               832
NEW YORK BANCORP INC COM                     5,600             119               112
NEW YORK ST ELEC & GAS CORP COM             67,300           1,983             2,069
NEW YORK TIMES CO CL A                      15,971             282               419
NEWMONT GOLD CO COM                         17,600             669               829
NEXTEL COMMUNICATIONS INC                   74,800           2,148             2,786
NICHOLS INSTITUTE                              200               1                 1
NIPSCO INDS INC                             60,300           1,488             1,982
NOBLE AFFILIATES INC COM                    27,700             478               734
NOBLE DRILLING CORP COM                     13,400             122               117
NORDSON CORP COM                             6,600             340               355
NORSTAN INC COM                              5,300              67                89
NORTEK INC COM                               6,200              34                56
NORTH CAROLINA NAT GAS CORP COM              5,200             147               133
NORTHEAST BANCORP INC                       48,400               0                 0





                                                                      51

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
NORTHEAST UTILS COM                        120,800          $2,953            $2,869
NORTHERN TR CORP COM                        47,100           1,681             1,866
NORTHFORK BANCORPORATION INC COM             8,100              89               104
NORTHWEST NAT GAS COM                       11,100             397               380
NORTHWESTERN PUB SVC CO COM                  5,400             167               155
NOVACARE INC.                               36,900             857               563
NOVELLUS SYS INC                            13,400             241               459
NOVEN PHARMACEUTICALS INC                   10,700             126               151
NTN COMMUNICATIONS                          18,500             152               185
NUEVO ENERGY CO                              6,000             138               117
NUI CORP COM                                10,500             188               274
NUTMEG INDS INC COM                         30,300             349               523
NUTRAMAX PRODS INC                           1,700              23                19
NWNL COS INC                                19,400             279               621
NYMAGIC INC                                  3,300              87                84
O'SULLIVAN CORP                             37,300             349               336
OAKWOOD HOMES CORP COM                      12,075             260               326
OCEANEERING INTL INC COM                    28,100             333               383
OCTEL COMMUNICATIONS CORP                   16,600             333               461
OEA INC COM                                 10,900             377               309
OEC MEDICAL SYS INC                          4,700              35                32
OFFICE DEPOT INC COM                        58,380           1,017             1,963
OFFSHORE LOGISTICS INC COM                  30,500             275               419
OFFSHORE PIPELINE                            3,500              54                55
OGDEN PROJECTS                              13,200             290               219
OGLEBAY NORTON CO COM                        8,000             251               180
OHIO CAS CORP COM                           13,500             726               861
OKLAHOMA GAS & ELEC CO COM                  39,300           1,473             1,454
OLD KENT FINL CORP COM                      36,250             990             1,083
OLD NATL BANCORP IND                         5,500             198               213
OLD REP INTL CORP COM                       44,540             969             1,008
OLIN CORP COM                               13,100             632               647
OLSTEN CORP                                 25,374             560               745
OMEGA ENVIROMENTAL INC                      20,800             131               213
OMEGA FINL CORP                                800              22                20
OMI CORP COM                                10,200              89                70
OMNICARE INC COM                             4,600             120               147
OMNICOM GROUP COM                           24,300             842             1,124
ONBANCORP INC,                               9,800             342               344
ONCOR INC                                    6,400              37                66
OPTICAL RADIATION CORP COM                   1,800              41                27
ORANGE & ROCKLAND UTILS INC COM             10,700             388               435





                                                                      52


                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
ORBITAL SCIENCE CORP                         7,000          $  127            $  144
OREGON STL MLS INC COM                      16,700             415               420
ORGANO GENESIS INC                           2,000              17                18
ORION CAP CORP COM                          13,594             258               433
ORNDA HEALTHCORP                            17,900             167               282
OSHKOSH TRUCK CORP                           9,000              84                79
OSMONICS INC COM                             2,800              51                63
OTTER TAIL PWR CO COM                        9,800             327               331
OUTBACK STEAKHOUSE INC                      10,700             333               411
OUTLOOK GRAPHICS CORP                        6,100              75                66
OVERSEAS SHIPHOLDING GROUP INC              20,500             355               484
OWENS & MINOR INC COM                       12,050             231               277
OWENS ILL INC                              107,800           1,053             1,334
OXFORD HEALTH PLANS INC                     23,800             522             1,261
OXFORD INDS INC COM                         20,400             281               510
PAC WESTERN BANCSH CA COM                   11,300              79                97
PACIFIC CREST CAP INC                          747               4                 5
PACIFIC PHYSICIAN SVCS INC                  26,700             348               694
PACIFICARE HEALTH SYSTEMS INC               12,100             482               452
PAGING NETWORK INC                          45,600             734             1,391
PAINE WEBBER INC COM                        33,100             718               894
PARAMETRIC TECHNOLOGY CORP                  38,800             712             1,504
PARAMOUNT COMMUNICATIONS INC                99,551           7,587             7,740
PARK NATL CORP                                 400              31                31
PARK OHIO INDS INC OHIO COM                  3,700              47                48
PARKER & PARSLEY PETE CO                    27,500             484               681
PARKER DRILLING CO COM                      71,100             407               391
PATTERSON DENTAL CO                         10,300             296               335
PAXAR CORP COM                               7,050             108               107
PAYCHEX INC COM                             19,200             256               672
PAYCO AMERN CORP COM                        29,200             317               307
PAYLESS CASHWAYS INC                        25,700             342               430
PCA INTL INC                                 2,100              34                23
PEC ISRAEL ECONOMIC GROUP                    4,300             130               134
PENN CENT CORP COM                          36,800             844             1,191
PENN ENGR & MFG CORP COM                       200               4                 9
PENN TRAFFIC CO NEW                          5,400             217               196
PENNSYLVANIA PWR & LT CO                   138,900           3,536             3,750
PENTAIR INC COM                             13,200             310               436
PENWEST LTD COM                             12,800             331               291
PEOPLE HERITAGE FINL GROUP INC              13,400             145               161
PEOPLE TELEPHONE CO                         40,950             295               399





                                                                      53

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
PEOPLES WESTCHESTER SVGS BK NY               3,700          $  146            $    0
PERRIGO CO COM                              55,800           1,204             1,911
PERRY DRUG STORES INC COM                    5,600              43                34
PERSEPTIVE BIOSYSTEMS INC                   18,700             350               538
PETRIE STORES CORP COM                       8,000             217               233
PETROLEUM HEAT & PWR INC                    10,500             103               209
PETROLEUM HELICOPTERS INC COM                  400               7                 4
PETROLITE CORP COM                           9,700             351               340
PHARMACEUTIAL RES INC                        6,700              70               112
PHARMACEUTICAL MARKETING                     6,600             129                97
PHARMOS CORP                                 1,475              14                12
PHH CORP                                    10,500             341               436
PHILLIP AND JACOBS INC                       1,266              15                14
PHILLIPS VAN HEUSEN CORP                    14,800             455               555
PHOENIX RE CORP                              3,800             121               104
PHOENIX RESOURCE COS INC                     5,200             176               163
PHOENIX TECHNOLOGY LTD                       1,500               8                 6
PHYCOR INC COM                               5,500             110               158
PICCADILLY CAFETERIAS INC COM               30,900             314               382
PICTURETEL CORP                             11,100             248               208
PIEDMONT BANKGROUP INC                       6,325             130               134
PIEDMONT NAT GAS INC COM                    20,400             508               411
PIER 1 IMPORTS INC                          35,700             311               348
PIKEVILLE NATL CORP                          7,100             240               312
PINKERTONS INC NEW                          20,900             395               408
PINNACLE WEST CAP CORP COM                  76,900           1,392             1,721
PIONEER GROUP INC COM                        5,800              96               149
PIONEER STD ELECTRS INC COM                 31,050             253               582
PIPER JAFFRAY COMPANIES INC                  6,800             110               124
PITNEY BOWES INC COM                         1,444              52                60
PITTSTON CO                                  1,759              29                42
PITTWAY CORP DEL                            11,100             139               358
PLAINS PETE CO COM                           7,400             178               176
PLAINS RES INC                              40,300             366               262
PLATINUM SOFTWARE CORP                      18,100             540               457
PLATINUM TECHNOLOGY INC                     21,600             272               232
PLAYBOY ENTERPRISES INC                      8,900              86               116
PLAYERS INTL                                11,500             276               285
PLENUM PUBG CORP COM                         1,200              26                30
PLEXUS CORP                                 16,200             286               247
PMC CAPITAL INC                              4,300              57                62
POE & BROWN INC COM                         22,625             246               404





                                                                      54

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
POGO PRODUCING CO COM                       21,700          $  363            $  363
POLICY MGMT SYS CORP COM                    11,400             488               353
POPE & TALBOT INC COM                       19,700             311               566
PORTLAND GEN CORP COM                       49,200             861             1,009
POTOMAC ELEC PWR CO COM                    104,200           2,495             2,787
PRATT & LAMBERT INC COM                     19,300             294               323
PRECISION CASTPARTS CORP                    10,400             323               302
PREMARK INTERNATIONAL                        7,800             638               626
PREMIER BANCORP INC COM                     21,200             320               376
PREMIER BANKSHARES CORP                      8,700             165               158
PREMIER INDL CORP COM                       18,900             372               529
PRESIDENT RIVERBOAT CASINOS INC             10,650             232               234
PRESIDENTIAL LIFE CORP COM                   6,100              47                54
PRESSTEK INC                                 9,100             179               255
PRIDE PETROLEUM SERVICES INC                 2,600              13                13
PRIMEDEX HEALTH SYS INC                     32,200             206                81
PROCYTE CORP                                 2,400              28                34
PRODUCTION OPERATORS CORP COM               16,200             422               435
PROGRESS SOFTWARE CORP                       6,200             328               271
PROGRESSIVE CORP OHIO COM                   48,100           1,197             1,948
PROJECTAVIAION INC                           9,200              93               101
PROPERTY TR AMER                            38,543             612               771
PROTECTIVE LIFE CORP COM                     7,900             328               348
PROTEON INC                                 10,400              50                61
PROVIDENT BANCORP INC                        8,400             238               281
PROVIDENT LIFE & ACC INS CO                 26,300             615               812
PUBLIC SVC CO COLO COM                      59,100           1,557             1,899
PUBLIC SVC CO N C INC                       17,800             318               289
PUBLIC SVC CO N MEX COM                     37,200             412               419
PUGET SOUND PWR & LT CO COM                 57,500           1,477             1,430
PURE TECH INTL INC                           6,700             115                77
PUREPAC INC                                 20,200             303               338
PURITAN BENNETT CORP COM                    12,300             398               194
PYRAMID TECHNOLOGY CORP COM                 23,600             253               348
PYXIS CORP                                  13,200             686               987
QMS INC COM                                 22,100             360               199
QUADREX CORP COM                             4,500              27                16
QUAKER STATE CORP                           34,300             393               459
QUAL-MED INC                                 8,500             155               143
QUALCOMM INC                                20,000           1,284             1,060
QUALITY FOOD CTRS INC COM                    1,500              56                37
QUANEX CORP COM                             23,300             428               405
QUANTUM CORP COM                            38,350             504               542





                                                                      55

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
QUANTUM HEALTH RES INC                      10,400          $  235            $  304
QUANTUM RESTAURANT GROUP INC                19,200             263               235
QUARTERDECK OFFICE SYS                      38,500             249                84
QUESTAR CORP COM                            35,900             816             1,185
QUICK & REILLY GROUP INC COM                12,789             241               457
QUIDEL CORP                                  4,500              22                20
QUIXOTE CORP COM                             3,200              42                57
QVC NETWORK INC COM                         19,500           1,037               765
R P C ENERGY SVC INC COM                    26,100             247               222
RADIATION CARE INL                           6,000              22                10
RADIATION SYS INC COM                       20,050             282               306
RAINBOW TECHNOLOGIES INC.                    5,500             122               105
RALLYS HAMBURGER INC                        24,000             180               207
RALSTON CONTL BAKING GROUP                   6,614              59                55
RAMSAY-HMO INC                               3,400             110               129
RASTER OPS                                   5,000              45                36
RAVEN INDS INC COM                             900               6                19
RAYMOND CORP COM                            25,600             364               429
RE CAP CORP COM                              8,300             118               110
READ-RITE CORP COM                          33,800             750               507
READERS DIGEST ASSN INC                     82,100           3,740             3,695
READING & BATES CORP                        20,500             144               144
RECOGNITION INTL INC COM                    31,600             268               474
REGAL BELOIT CORP                            7,300             107               193
REGENCY HEALTH SVCS INC                      9,400              99               132
REGENERON PHARMACEUTICALS INC.              12,800             231               198
REGIS CORP MINN                             16,100             181               169
RELIANCE ELECTRIC CO                        34,500             658               582
RELIANCE GROUP HLDG INC COM                  8,700              78                70
REN CORP-USA                                 6,700              67                53
REPLIGEN CORP COM                            2,800              19                19
REPUBLIC N Y CORP COM                       33,750           1,457             1,578
REPUBLIC WASTE INDS INC                     20,400              78                69
RESOURCE MTG CAP INC                        19,900             596               570
RESPIRONICS INC                              2,000              41                38
RESPONSE TECHNOLOGIES INC.                  12,100              26                20
RETIX                                       13,700              70               135
REVCO D S INC                               29,600             383               429
REXNORD CORP                                13,100             208               291
REYNOLDS & REYNOLDS CO CL A                 18,300             352               835
RHONE POULENC RORER INC                     46,100           2,324             1,660
RIBI IMMUNOCHEM RESH INC COM                 1,100               7                10





                                                                      56

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
RICHARDSON ELECTRS LTD                       1,200          $    8            $    8
RICHFOOD HLDGS INC                          29,600             275               518
RIGGS NATL WASH DC COM                      41,200             367               355
RIO HOTEL & CASINO INC                      13,600             215               218
RISER FOODS INC                              4,800              36                34
RJR NABISCO HLDGS CORP                     952,460           7,325             6,072
ROADMASTER INDS INC                          7,500              23                32
ROBERTS PHARMACEUTICAL CORP                  4,900             138               195
ROCHESTER CMNTY SVGS BK NY COM               9,600             139               150
ROCHESTER GAS & ELEC CORP COM               37,500             895               984
ROCHESTER TEL CORP COM                      27,700             998             1,250
ROCKEFELLER CTR PPTYS INC COM               42,900             565               290
ROLLINS INC COM                             16,050             286               437
ROLLINS TRUCK LEASING CORP                  10,500             185               201
ROOSEVELT FINL GROUP INC                     3,300             144               141
ROPER INDS INC                              11,500             369               374
ROSES STORES INC CL B                       16,600              65                 8
ROSS STORES INC COM                         20,900             319               272
ROSS SYSTEMS INC                            12,400             154                81
ROUSE CO COM                                41,500             671               737
ROWE T PRICE & ASSOC INC COM                13,200             339               383
ROYAL APPLIANCE MFG CO                      63,200             708               363
ROYCE LABS INC                               7,300              43                47
RPM INC OHIO COM                            40,987             615               712
RUDDICK CORP COM                            19,400             291               446
RUSSELL 2000 MARCH 1994 FUTURES             18,000               0                 0
RYKOFF SEXTON IN COM                        10,900             201               238
RYLAND GROUP INC COM                        11,700             219               234
S & P 500 MAR FUTURES                       15,000               0                 0
S & P MID CAP FUTURES                       95,000               0                 0
S & T BANCORP INC                            3,800             134               137
SAFECARD SVCS INC COM                       18,500             234               349
SAFEWAY INC                                 32,300             432                686
SAN DIEGO GAS & ELEC CO COM                101,900           2,332              2,535
SANDERSON FARMS INC COM                     24,700             310                371
SANIFILL INC                                 5,900             104                128
SAVANNAH FOODS & INDS INC COM               27,900             492                387
SBARRO INC COM                               4,300             168                190
SCANA CORP COM                              42,300           1,754              2,104
SCHERER R P CORP DEL                        18,000             567                680
SCHOLASTIC CORP COM                         10,900             487                474
SCHULER HOMES INC                            2,300              52                 64





                                                                      57

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
SCHULMAN A INC COM                          26,887          $  798             $  907
SCHWAB CHARLES CORP NEW COM                 30,600             700                991
SCI MED LIFE SYS INC COM                    11,700             644                459
SCI SYS INC COM                             22,200             425                391
SCIOS-NOVA INC                              18,900             315                194
SCORE BRD INC                                3,000              43                 55
SCOTTS CO                                   20,500             349                405
SCRIPP E W CO                               12,300             330                338
SCRIPPS HOWARD BROADCASTING CO COM           2,000             135                156
SEAFIELD CAPITAL CORP                        3,000              92                107
SEAGATE TECHNOLOGY                          59,800             855              1,420
SEAGULL ENERGY CORP COM                     26,700             433                678
SEALED AIR CORP COM                         12,000             273                380
SECOND BANCORP INC                             100               3                  3
SECURITY CAP BANCORP                         8,800             125                117
SEI CORP                                     4,400              71                116
SELECTIVE INS GROUP INC COM                  7,200             209                220
SENSORMATIC ELECTRS CORP COM                42,300             802              1,465
SEPRACOR INC COM                            12,800             126                 83
SEQUA CORP CLA                               5,200             214                169
SEQUENT COMPUTER SYS INC COM                23,700             391                361
SERVICE MERCHANDISE INC                     88,775             829                888
SFFED CORP                                  14,400             268                266
SGI INTERNATIONAL                           37,300             201                 87
SHAW INDS INC COM                          105,600           1,332              2,693
SHOLODGE INC COM                               300               7                  7
SHORELINE FINL CORP                            800              24                 24
SHOREWOOD PACKAGING CORP COM                34,200             369                479
SHOWBOAT INC                                 8,300             177                134
SIERRA HEALTH SVCS INC.                      2,200              47                 49
SIERRA ON-LINE INC COM                      18,300             324                336
SIERRA PAC RES COM                          32,100             682                658
SIERRA SEMICONDUCTOR CORP                    7,600              63                 56
SIGMA ALDRICH CORP COM                      44,800           2,239              2,150
SIGNAL APPAREL CO INC                        1,500              14                 11
SIGNET BKG CORP COM                         45,800             910              1,592
SILICON GRAPHICS INC COM                   100,576           1,291              2,489
SILICON VY GROUP INC COM                     6,900              72                 68
SILK GREENHOUSE INC                          1,500               5                  0
SILVER KING COMMUNICATIONS INC                 120               0                  1
SIMPSON INDS INC COM                        23,500             300                496
SIZELER PPTY INVS INC COM                   25,300             261                291





                                                                      58

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
SIZZLER INTERNATIONAL INC                   22,100          $  261             $  202
SMITH A O CORP COM                           5,200             146                186
SMITH CORONA CORP                           57,600             388                367
SMITH INTL INC COM                          41,300             399                361
SMITHFIELD FOODS INC COM                    11,400             228                211
SMITHS FOOD & DRUG CTRS INC                 26,200             934                547
SMUCKER J M CO COM                          14,900             480                333
SNAPPLE BEVERAGE CORP                       75,500           1,515              1,982
SNYDER OIL CORP                             18,100             350                321
SOCIETY CORP COM                           105,240           2,848              3,131
SOFTWARE PUBG CORP COM                      36,400             473                282
SOFTWARE TOOLWORKS INC                      14,775             197                150
SOLECTRON CORP                              30,200             192                857
SOLV EX CORP                                 2,700              15                 16
SOMATIX THERAPIES CORP                       6,100              38                 52
SOMATOGEN INC                                5,100             125                 48
SONIC CORP                                   4,200             123                108
SONOCO PRODS CO COM                         65,300           1,265              1,437
SOTHEBY'S HLDGS INC                         22,200             325                341
SOUTHDOWN INC COM                           23,000             337                564
SOUTHEASTERN MICH GAS                        4,200              89                 96
SOUTHERN IND GAS & ELEC CO COM               1,500              50                 51
SOUTHERN NATL CORP N C COM                  42,500             913                839
SOUTHERN NEW ENGLAND TELE CORP              55,300           1,829              1,998
SOUTHERN UN CO                               3,450              85                 91
SOUTHLAND CORP                              90,900             433                614
SOUTHTRUST CORP COM                         62,775             985              1,193
SOUTHWEST AIRLS CO COM                     123,000           1,760              4,597
SOUTHWEST GAS CORP COM                      26,800             324                429
SOUTHWESTERN ENERGY CO COM                  20,300             379                365
SOUTHWESTERN PUB SVC CO COM                 47,400           1,483              1,446
SOVEREIGN BANCORP INC                       23,720             263                311
SPACE LABS MED INC                           1,520              33                 37
SPARTAN MTRS INC                            21,450             318                365
SPECIAL DEVICES INC                         14,900             122                115
SPECTRUM INFORMATION TECHNOLOGIES           47,700             252                364
SPELLING ENTERTAINMENT GRP INC              45,100             325                451
SPI PHARMACEUTICALS INC COM                 13,430             348                195
SPIEGEL INC CLA NON - VTG                    6,300             118                142
SPS TECHNOLOGIES INC COM                     1,900              48                 35
SPS TRANSACTION SERVICES INC                 5,500             313                331
ST IVES LABORATORIES INC                    18,400             168                173





                                                                      59


                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
ST JOE PAPER CO COM                          8,900          $  288             $  451
ST PAUL BANCORP INC COM                      6,100             163                172
STANDARD COMMERCIAL CORP                    11,200             257                167
STANDARD FED BK TROY MICH COM               27,500             514                825
STANDARD MICROSYSTEMS CORP COM              21,700             308                467
STANDARD PAC CORP                            3,200              21                 36
STANDARD PRODS CO COM                       11,900             414                417
STANDARD REGISTER CO COM                    20,300             302                421
STANHOME INC COM                            12,200             440                413
STAPLES INC                                 21,300             511                543
STAR BANC CORP                              25,500             751                893
STARBUCKS CORP                              28,500             701                634
STARRETT L S CO                             12,700             307                318
STATE STR BOSTON CORP COM                   68,000           2,336              2,550
STATESMAN GROUP INC COM                     22,680             216                295
STEEL WEST VA INC                            1,100              14                 14
STERIS CORP                                 12,200             224                229
STERLING CHEMS INC COM                      10,100              80                 40
STERLING SOFTWARE INC COM                   10,462             282                297
STEWART & STEVENSON SVCS INC COM            23,300             652              1,194
STEWART ENTERPRISES INC                     22,350             368                603
STEWART INFORMATION SVCS CORP COM            2,500              66                 75
STONE & WEBSTER INC COM                     12,100             334                334
STOP & SHOP COS INC                         39,100             921                792
STORAGE EQUITIES INC COM                    20,500             284                292
STORAGE TECHNOLOGY CORP                     32,076           1,369              1,022
STRATUS COMPUTER INC COM                    16,400             585                515
STRAWBRIDGE & CLOTHIER COM                  13,530             306                304
STRUCTURAL DYNAMICS RESH CORP COM           28,100             487                485
STRYKER CORP COM                            28,400             991                802
STUDENT LN CORP                              6,300             115                119
STUDENT LOAN MARKETING ASSN                 73,700           4,158              3,307
SUFFOLK BANCORP                                300               7                  7
SULCUS COMPUTER CORP                        42,600             276                330
SUMMIT BANCORPORATION COM                   18,100             382                385
SUMMIT CARE CORP                             8,200             130                178
SUMMIT HEALTH LTD COM                        2,200              14                 19
SUMMIT TECHNOLOGY INC                       13,000             333                273
SUN AMERICA INC                             19,600             415                848
SUN TELEVISION & APPLIANCES INC             23,800             571                506
SUNBEAN-OSTER INC                           61,400           1,028              1,351
SUNDSTRAND CORP COM                         32,700           1,253              1,373





                                                                      60

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
SUNGARD DATA SYS INC                        22,600          $  580             $  932
SUNRISE MED INC COM                         16,600             237                498
SUNSHINE MNG CO                            110,500             356                290
SUPER RITE CORP                             18,500             156                197
SUPERCUTS INC                                5,000              69                 74
SUPERIOR INDS INTL INC COM                  16,350             635                699
SUPERIOR SURGICAL MFG INC COM                3,200              38                 51
SURGICAL CARE AFFILIATES INC COM            23,700             617                367
SUSQUEHANNA BANCSHARES INC                   1,125              29                 31
SYBASE INC                                  26,900             692              1,130
SYBRON CORP                                 35,700             923              1,142
SYMANTEC CORP                               19,400             582                354
SYMBOL TECHNOLOGIES INC                     15,100             279                274
SYMMETRICOM INC                              9,700             147                 87
SYNCOR INTL CORP NEW COM                    12,500             265                280
SYNERGEN INC COM                            22,700           1,001                258
SYNOPSYS INC COM                            13,400             610                606
SYNOPTICS COMMUNICATIONS INC                49,200             647              1,371
SYNOVUS FINCL CORP                          41,850             547                779
SYSTEM SOFTWARE ASSOC INC COM               39,250             616                599
SYSTEMED INC DEL                             3,200              15                 14
SYSTEMS & COMPUTER TECHNOLOGY CORP COM       6,800              90                122
T 2 MEDICAL INC                             28,200             994                222
T-HQ INC                                    54,500             297                 43
TAKECARE, INC                                2,000              94                114
TAMBRANDS INC COM                           34,600           2,056              1,531
TANDYCRAFTS INC COM                          4,300              79                 83
TANKNOLOGY ENVIRONMENTAL INC                65,400             349                401
TARGET THERAPEUTICS INC                      7,900             162                137
TASTY BAKING CO COM                          1,900              20                 24
TBC CORP COM                                22,650             311                280
TCA CABLE TV INC COM                        16,400             356                467
TCBY ENTERPRISES INC COM                    54,600             372                355
TCF FINANCIAL CORP COM                       6,200             214                211
TECH DATA CORP COM                          12,700             286                457
TECNOL MEDICAL PRODUCTS INC                 23,950             412                413
TECO ENERGY INC COM                        104,400           2,038              2,362
TECUMSEH PRODS CO COM                        6,600             209                310
TECUMSEH PRODS CO COM                        4,700             134                217
TEJAS GAS CORP DEL                           5,358             291                268
TEJON RANCH CO COM                          14,800             310                218
TELCO SYS INC COM                           27,300             378                235





                                                                      61

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
TELEFLEX INC COM                             3,200          $  103             $  118
TELEPHONE & DATA SYS INC COM                29,611           1,229              1,543
TELLABS INC COM                             22,800             358              1,077
TELXON CORP COM                             12,900             240                137
TENNANT CO COM                               1,700              70                 80
TERADYNE INC COM                            29,700             427                824
TEREX CORP NEW                               3,800              28                 26
TERRA INDUSTRIES                             7,400              30                 56
TESORO PETE CORP COM                        45,700             281                251
TEXAS INDS INC COM                           1,900              45                 61
THERATECH INC                               10,900             151                164
THERMEDICS INC COM                           7,500             129                113
THERMO CARDIOSYSTEMS INC                     9,000             164                162
THERMO ELECTRON CORP COM                    33,700           1,039              1,415
THERMO INSTR SYS INC COM                     5,100             152                178
THIOKOL CORP                                18,900             289                501
THOMPSON MLS INC                             7,700             157                148
THOR INDS INC COM                           14,550             107                375
THORN APPLE VALLEY INC                       1,500              30                 34
TIDEWATER INC COM                           42,500             636                850
TIFFANY & CO NEW                             7,100             322                226
TIMBERLAND CO CL A                           5,400             269                288
TJ INTL INC                                 26,800             293                811
TNP ENTERPRISES INC COM                     15,400             248                254
TNT FREIGHTWAYS CORP                        27,900             346                753
TODAYS MAN INC                               5,200              80                 95
TOKHEIM CORP COM                             3,700              46                 48
TOKOS MED CORP DEL                          22,900             434                120
TOLL BROS INC                               26,100             209                447
TOMPKINS CNTY TR CO ITHACA NY                  220               6                  8
TOOTSIE ROLL INDS INC COM                    5,458             390                388
TOPPS INC COM                               54,300             620                380
TOPS APPLIANCE CITY INC                     14,400             250                277
TORO CO COM                                  3,900              74                109
TOSCO CORP                                  26,500             631                772
TPI ENTERPRISES INC COM                     11,100             113                110
TRANS FINL BANCORP INC                       7,100             136                117
TRANS WORLD MUSIC CORP COM                   5,300              90                 76
TRANSATLANTIC HLDGS INC                      7,400             385                388
TREADCO INC                                 20,500             309                323
TRENWICK GROUP INC COM                       5,400             224                211
TRIAD SYS CORP NEW                           5,200              25                 24





                                                                      62

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
TRIARC COS IN                                9,900          $  158             $  248
TRIMBLE NAVIGATION LTD                      11,600             115                103
TRIMEDYNE INC COM                            6,700              52                 71
TRINITY INDS INC COM                        27,300             636              1,177
TRINZIC CORP                                 2,300               9                 13
TRISTAR CORP                                   500               3                  3
TRITON ENERGY CORP COM                      29,200           1,011                880
TRUST CO OF NEW JERSEY                       5,500              87                 83
TRUSTMARK CORP                              15,300             228                222
TSENG LABS INC                              22,200             337                239
TUBOSCOPE VETCO INTL CORP                    7,300              72                 45
TUCSON ELEC PWR CO COM                     124,100             360                450
TUESDAY MORNING CORP                        18,200             261                100
TULTEX CORP COM                              6,900              69                 48
TURNER BROADCASTING SYS INC                 25,800             523                703
TURNER BROADCASTING SYS INC                 67,700           1,591              1,828
TUSCARORA PLASTICS                           5,000              78                 79
TUTAL SYS SVCS INC                           9,400             133               247
TWENTIETH CENTURY INDS CAL COM              26,500             572               725
TYCO TOYS COM                               16,400             191               137
TYLER CORP (NEW) COMMON                     19,000              95               100
TYSON FOODS INC COM CL A                    81,800           1,535              1,963
U S BIOSCIENCE INC COM                      24,586             574                206
U S HEALTHCARE INC COM                      78,925           2,573              4,548
U S TR CORP COM                              3,600             192                189
U.S. LONG DISTANCE CORP                      9,000             141                128
U.S. ROBOTICS INC                            4,000             107                139
UGI CORP NEW COM                            27,100             550                610
UJB FINL CORP                               51,100           1,056              1,226
ULTRAMAR CORP                               29,100             667                738
UNIFI INC COM                               52,050           1,327              1,399
UNILAB CORP NEW                              9,200              62                 54
UNION BK SAN FRANCISCO CALIF COM            13,200             362                337
UNION CORP COM                               1,900              20                 24
UNION PLANTERS CORP COM                     29,100             826                731
UNION TEX PETE HLDGS INC COM                40,600             933                827
UNIQUE MOBILITY INC                          2,900              17                 24
UNIT CORP COM                                3,700              15                 10
UNITED ASSET MGMT CORP COM                  12,900             543                522
UNITED BANKSHARES INC                        4,600             114                121
UNITED CAROLINA BANCSHARES CORP              6,400             145                138





                                                                      63

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
UNITED CITIES GAS CO COM                    17,800          $  273             $  329
UNITED DOMINION RLTY TR INC                 38,000             561                542
UNITED HEALTHCARE CORP COM                  60,396           2,942              4,583
UNITED ILLUM CO COM                         10,500             387                423
UNITED INS COS INC                           7,500             195                191
UNITED NATL BANCORP NJ                       4,372             137                137
UNITED RETAIL GROUP                         29,000             354                305
UNITED STATES CELLULAR CORP                 29,400             793              1,029
UNITED STATES FILTER CORP NEW               12,100             297                284
UNITED STATES SHOE CORP COM                 40,700             517                611
UNITED STATIONERS INC COM                   22,200             378                339
UNITED WIS SVCS INC                          3,900             121                117
UNITEL CORP COM                              6,438             104                126
UNITRIN INC                                 37,000           1,386              1,610
UNITRODE CORP COM                            7,100              82                103
UNIVAR CORP COM                                600               8                  7
UNIVAX BIOLOGIES INC                        16,300             127                118
UNIVERSAL CORP VA COM                       32,000             851                820
UNIVERSAL FOODS CORP COM                    23,900             823                768
UNIVERSAL HEALTH RLTY INCOME                13,600             215                226
UNIVERSAL HEALTH SVCS INC CL B              21,600             307                437
UNUM CORP COM                               84,801           3,829              4,452
URETHANE TECHNOLOGIES INC                   11,700             147                 98
US HOME CORP                                 6,500             145                146
US HOME CORP CL B WTS                        1,992              20                 27
USA WASTE SERVICES INC                       3,300              41                 38
USLICO CORP                                 11,000             204                183
USMX INC COM                                 2,400              13                 10
UTAH MED PRODS INC                          25,200             323                198
UTILICORP UNITED INC                        35,200             955              1,118
VALERO ENERGY CORP COM                      38,800             995                820
VALLEY FORGE SCIENTIFIC                        700               5                  3
VALLEY NATL BANCORP                         13,200             340                312
VALSPAR CORP COM                             5,100             188                193
VALUE HEALTH INC                            22,988             776                724
VANGUARD CELLULAR                           18,800             490                550
VANS INC                                    42,500             479                223
VARCO INTL INC COM                          18,300             162                110
VARIAN ASSOC INC COM                        11,200             409                672
VARLEN CORP COM                             27,600             278                697
VENCOR INC                                  10,800             299                323
VENTRITEX INC COM                           22,400             681                879
VENTURE STORES INC                          12,200             289                285





                                                                      64

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
VERIFONE INC                                15,700          $  361             $  302
VIACOM INC CLASS A COM                      60,000           2,950              2,933
VICOR CORP                                  11,500             323                265
VICORP RESTAURANTS INC COM                   3,000              70                 55
VIEW LOGIC SYSTEMS INC                      11,400             214                259
VIGORO CORP                                  9,800             230                296
VIKING OFFICE PRODUCTS                      15,000             603                733
VISHAY INTERTECHNOLOGY INC COM              12,600             393                443
VISTA RES INC COM                            2,500              57                 54
VISX INC DEL                                 5,100              53                 83
VITESSE SEMICONDUCTOR CORP                  34,100             201                132
VIVRA INC                                   13,500             237                312
VONS COS INC COM                            15,800             426                253
VULCAN MATLS CO COM                         30,500           1,223              1,430
W R BERKLEY CORP COM                        13,500             477                473
WABAN INC                                   29,100             502                396
WALBRO CORP COM                              7,200             177                193
WALKER INTERACTIVE SYSTEMS INC              12,900              95                123
WALLACE COMPUTER SECS INC COM               20,200             490                684
WARNACO GROUP INC CL A                      13,300             449                404
WASHINGTON ENERGY CO COM                    20,500             436                372
WASHINGTON FED SVGS                         26,165             608                684
WASHINGTON GAS LT CO COM                    13,000             423                536
WASHINGTON MUT SVGS BK                      45,300             871              1,093
WASHINGTON NATL CORP COM                    17,800             270                427
WASHINGTON POST CO CL B                      5,100           1,140              1,299
WASHINGTON WTR PWR CO COM                   67,400           1,203              1,264
WATKINS JOHNSON CO COM                       3,400              59                 68
WATTS IND INC                                9,200             459                455
WAUSAU PAPER MLS CO COM                      9,833             345                391
WAVERLY INC                                    500               8                  8
WD 40 CO COM                                 9,000             298                432
WEATHERFORD INTL INC COM                    32,700             364                347
WEBB DEL CORP COM                            7,800             124                125
WEINGARTEN RLTY INVS                        11,400             360                428
WEIS MKTS INC COM                           11,700             326                316
WELLFLEET COMMUNICATION INC                 20,300             741              1,309
WELLMAN INC COM                             22,800             533                428
WELLPOINT HEALTH NETWORKS                   13,900             373                431
WERNER ENTERPRISES INC COM                   8,200             208                250
WESCO FINL CORP COM                            800              87                104
WEST ONE BANCORP                            29,600             718                844





                                                                      65

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
Small Company Stock Fund:
WESTERN DIGITAL CORP COM                    28,900          $  240             $  264
WESTERN GAS RES INC                         13,200             361                432
WESTERN PUBLISHING GROUP COM                25,400             370                489
WESTERN RESOURCES INC                       55,851           1,560              1,948
WESTMORELAND COAL CO COM                     2,811              18                 15
WHEELABRATOR TECHNOLOGIES INC NEW           58,800             877              1,044
WHEELING PITTSBURGH CORP                    24,900             364                426
WHITE RIV CORP                               4,350              96                150
WHITTAKER CORP                               3,000              42                 49
WHOLE FOODS MARKET INC COM                  12,200             229                275
WILLAMETTE INDS INC COM                     44,298           1,643              2,193
WILLIAMS SONOMA INC COM                      8,000             152                330
WILMINGTON TRUST CORPORATION                32,600             859                856
WINNEBAGO INDS INC COM                      12,500              90                123
WISCONSIN ENERGY CORP COM                   94,600           2,351              2,602
WISCONSIN PUB SVC CORP COM                  22,700             675                763
WISER OIL CO DEL COM                        14,000             244                245
WITCO CORP COM                              38,000             867              1,211
WMS INDS INC COM                            12,600             356                362
WORLDCORP INC COM                            5,300              29                 30
WORTHEN BKG CORP COM                         4,800              56                106
WPL HLDGS INC                               16,900             570                556
WYLE LABS COM                               14,500             197                281
WYMAN GORDON CO COM                         18,400             123                 85
XILINX INC                                  17,300             424                826
XOMA CORP COM                               44,800             565                235
XOMA CORPORATION NO. W-07684                   579               0                  0
XYPLEX INC                                   5,800             146                112
YORK INTERNATIONAL CORP NEW                 34,000           1,150              1,199
YORK RESH CORP COM                          10,400             121                 61
YOUNKERS INC                                19,100             417                430
ZENITH LABS INC.                            15,000             324                354
ZERO CORP COM                               28,700             341                463
ZILOG INC                                   17,550             316                535
ZIONS BANCORP COM                           13,600             287                503
                                                           _______           ________
                                                          $761,841           $880,486


                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
Australia:
ADELAIDE BRIGHTON $A0.50                   244,855          $  365           $  382
BRIDGE OIL $A0.50                          650,000             257              282
BROKEN HILL PTY $A1                         95,402           1,053            1,138
CALTEX AUSTRALIA $A1                        56,300              95              105
COLES MYER $A0.50                          100,301             327              381
CRA $A2                                     13,000             121              162
CRUSADER $A0.20                            270,000             249              200
EMAIL $A0.50                               120,000             345              399
FAI INSURANCES $A0.10                      400,000             223              288
FOSTERS BREWING GROUP $A1                   85,140              71               84
NATL AUSTRALIA BK $A1                      115,659             888              969
NEWS CORP $A0.50                            50,078             292              338
PACIFIC DUNLOP $A0.50                      187,000             623              688
PANCONTINENTAL MINING $A0.25               100,000             111              119
SMITH (HOWARD) $A1                          61,885             239              261
WESTERN MINING CORP $A0.50                  81,159             294              387
Austria:
BANK AUSTRIA SCH100                          1,500             135              154
EA-GENERALI SCH100                             900             250              307
OMV SCH100                                   3,500             221              258
Belgium:
ELECTRABEL NPV                               2,500             446              465
GENERALE BANQUE NPV                          1,500             348              379
KREDIETBANK NPV                              1,000             212              222
PETROFINA NPV                                2,500             644              680
TRACTEBEL CAP NPV                              500             130              150
Denmark:
CARLSBERG A DKR20                            5,300             208              230
CARLSBERG B DKR20                            3,000             126              131
DANISCO A/S DKR100                           2,700             356              389
DEN DANSKE BANK AF DKR100                    5,000             258              283
NOVO-NORDISK A/S B DKR20                     1,800             160              176
Finland:
KANSALLIS-OSAKE PK FMA10                    55,000             137              125
KYMMENE FMA20                                4,000              63               79
NOKIA (OY) PRF FMA20                         1,400              78               70
OUTOKUMPU A FMA10                            6,000              68               71
REPOLA FMA10                                13,000             167              202
France:
AIR LIQUIDE FFR70                            2,200             281              326
ALCATEL ALSTHOM FFR40                        1,500             184              214
BSN FFR10                                    3,000             461              475





                                                                      67

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
France: (CONTINUED)
CARREFOUR FFR100                               700          $  365           $  510
CASINO GUICHARD PERR FFR10                  18,000             474              601
CASINO GUICHARD PERR FFR10 PREF             27,000             558              665
CIE GEN DE GEOPHYSIQUE FFR10                 1,300             155              125
COMPTOIRS MODERNES FFR100                    2,000             506              600
CPR-CIE PAR REESC FFR50                      5,500             451              496
CREDIT FONCIER BR FFR300                     2,971             591              590
CREDIT NATIONAL FFR100                       2,000             243              237
DOCKS DE FRANCE FFR10                        5,000             541              615
EAUX (CIE GENERALE) FFR100                     750             303              371
ERIDANIA BEGHIN-SAY FFR65                    3,700             523              569
ESSILOR INTERNATIONAL FFR20                  5,000             485              602
EURAFRANCE FFR200                              900             326              351
LVMH FFR50                                     600             404              380
PEUGEOT FFR35                                2,000             212              267
PROMODES FFR20                               3,000             424              566
SAGEM (APPLIC GEN) FFR50                     1,200             396              589
SOC GENERALE FFR30                           2,500             265              324
TOTAL B FFR50                                9,000             492              492
Germany:
ALLIANZ AG DM50 REGD                         1,100           1,482            1,836
AMB AACH + MUNCH BET DM50 REGD                 300             245              232
BAYER DM50                                   7,000           1,124            1,466
BAYER HYPOTHEKEN&WECHSEL BK DM50               700             206              212
BAYER VEREINSBANK DM50                         700             228              231
DAIMLER-BENZ DM50                            1,900             705              923
DEUTSCHE BANK DM50                           2,500           1,115            1,270
DRESDNER BANK DM50                             800             213              211
HEIDELBERG ZEMENT DM50                         300             217              201
HEIDELBERG ZEMENT DM50 NEW                      42              19               28
HOCHTIEF DM50                                2,200           1,396            1,429
LINDE DM 50                                    400             201              217
LUFTHANSA DM50                               2,000             195              195
MAN DM50                                     1,000             200              236
MANNESMAN DM50 (VAR) NEW                       312              46               74
MANNESMANN DM50                              2,500             393              605
MUNCHENER RUCK 50%PD DM100 REGD                200             412              437
PREUSSAG DM50                                  800             212              198
RWE DM50                                     2,000             524              595
SIEMENS DM50                                 1,400             531              639
THYSSEN DM50                                 3,500             379              547
VEBA DM 50                                   2,300             543              681
VOLKSWAGEN DM50                                900             213              225
Hong Kong:
BANK OF EAST ASIA $HK2.50                   45,000             209              309
CHEUNG KONG (HLDGS) $HK0.50                 55,000             237              336





                                                                      68

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
CHINA LIGHT & POWER $HK5                   316,000          $1,696           $2,310
DAIRY FARM INTL ORD $US0.05                349,000             610              696
HANG SENG BANK $HK5                        196,000           1,484            1,915
HARBOUR CENTRE DEV $HK0.50                 421,000             551              621
HONG KONG & CHINA GAS $HK0.25              100,000             232              290
HONG KONG ELECTRIC HOLDINGS $HK1           313,000           1,052            1,306
HONG KONG LAND HDG $US0.10 (HK)            389,000           1,001            1,379
HONG KONG TELECOMM $HK0.50                 662,600           1,131            1,398
HONG KONG&SHANGHAI HOTELS $HK0.5           338,000             438              652
HUTCHISON WHAMPOA $HK0.25                  358,000             963            1,784
HYSAN DEVELOPMENT CO $HK5                   85,000             224              338
JARDINE MATHESON $US0.25 (HK RG)            24,800             227              258
NEW WORLD DEVELOPMENT CO $HK1               75,000             232              398
SHUN TAK HOLDINGS $HK0.25                  628,000             748              821
SUN HUNG KAI PROPS $HK0.50                 266,000           1,336            2,444
SWIRE PACIFIC 'A' $HK0.60                  181,000           1,201            1,628
TELEVISION BROADCASTS $HK0.05              163,000             553              675
Ireland:
INDEPENDENT NEWS ORD #I0.25                 35,000             197              219
KERRY GROUP 'A'ORD I#0.10                   10,000              41               37
SMURFIT (JEFFERSON) ORD #IR0.25             30,000             103              129
Italy:
ASSIC GENERALI LIT2000                      15,000             385              344
BCA COMM ITALIANA LIT1000                  150,000             509              455
BCO SAN PAULO LIT10000                      32,000             199              199
BENETTON GROUP LIT500                       17,000             256              265
CREDITO ITALIANO LIT500                    120,000             171              162
EDISON LIT1000                             100,000             349              432
FIAT LIT1000                               120,000             527              306
MEDIOBANCA LIT1000                          28,000             234              237
RAS LIT1000                                 11,000             199              179
SIP DI RISP (NCV) LIT1000                  150,000             273              274
SIP LIT1000                                420,000             707              882
Japan:
AJINOMOTO Y50                               15,000             197              156
ASAHI BANK Y50                              49,000             533              483
ASAHI BREWERIES Y50                         17,000             202              180
ASAHI CHEMICAL INDUSTRIES Y50               26,000             148              140
ASAHI GLASS Y50                             25,000             256              237
ASAHI OPTICAL Y50                           56,000             254              221
ASHIKAGA BANK Y50                           18,000             121              121
BANK OF TOKYO Y50                           39,000             570              514
BRIDGESTONE Y50                             40,000             506              459
CANON Y50                                   15,000             203              207
CHIBA BANK Y50                              16,000             138              129





                                                                      69

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
COSMO OIL Y50                               16,000          $  131           $  115
DAI NIPPON PRINTING Y50                     15,000             224              214
DAI-ICHI KANGYO BANK Y50                    69,000           1,291            1,094
DAIEI Y50                                   11,000             143              142
DAIWA HOUSE INDUSTRY Y50                    22,000             361              296
DAIWA SECURITIES Y50                        23,000             264              258
DENKI KAGAKU KOGYO Y50                     150,000             571              355
EISAI Y50                                    9,000             151              144
FANUC Y50                                    4,000             136              132
FUJI BANK Y50                               63,000           1,256            1,118
FUJI PHOTO FILM Y50                         24,000             605              531
FUJITSU Y50                                 27,000             207              204
GUNMA BANK Y50                              16,000             160              162
HANKYU Y50                                  27,000             144              145
HASEKO Y50                                  30,000             243              183
HITACHI Y50                                 85,000             666              626
HOKURIKU BANK Y50                           22,000             141              148
HONDA MOTOR Y50                             21,000             294              286
INDUSTRIAL BANK OF JAPAN Y50                64,000           1,747            1,623
ITO YOKADO Y50                              13,000             588              594
ITOCHU Y50                                  29,000             151              140
JAPAN AIRLINES Y50                          54,000             333              290
JAPAN ENERGY Y50                            42,000             199              152
JOYO BANK Y50                               29,000             277              218
JUSCO Y50                                   10,000             194              186
KAJIMA Y50                                  31,000             247              230
KANSAI ELECTRIC POWER Y500                  25,000             700              627
KANSAI PAINT Y50                            64,000             330              247
KAO Y50                                     17,000             198              178
KAWASAKI STEEL Y50                         115,000             401              323
KINDEN Y50                                  12,000             262              186
KINKI NIPPON RAILWAY Y50                    35,000             281              267
KIRIN BREWERY Y50                           31,000             359              314
KOBE STEEL Y50                             120,000             370              272
KOMATSU Y50                                 20,000             144              134
KUBOTA Y50                                  31,000             169              162
KYOCERA Y50                                  6,000             361              317
MARUBENI Y50                                90,000             451              357
MARUI Y50                                   11,000             154              141
MATSUSHITA ELECTRIC IND Y50                 47,000             610              627
MITSUBISHI ELECTRIC Y50                     66,000             335              319
MITSUBISHI ESTATE Y50                       27,000             243              223
MITSUBISHI HEAVY INDS Y50                  160,000           1,033              882
MITSUBISHI KASEI Y50                        46,000             187              182
MITSUBISHI PETROCHEMICAL Y50                71,000             493              366
MITSUBISHI TRUST & BANKING Y50              30,000             368              323
MITSUBISHI Y50                              35,000             346              336
MITSUI FUDOSAN Y50                          16,000             195              162





                                                                      70

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________

International Stock Fund:
MITSUI MARINE & FIRE Y50                    23,000          $  168           $  161
MITSUI OSK LINES Y50                        32,000             124               99
MITSUI TRUST & BANKING Y50                  37,000             359              288
MITSUI Y50                                  72,000             541              447
MOCHIDA PHARMACEUTICAL Y50                  14,000             373              263
NEC Y50                                     40,000             350              306
NEW OJI PAPER Y50                           22,000             185              174
NIPPON DENSO Y50                            18,000             276              265
NIPPON EXPRESS Y50                          50,000             546              430
NIPPON FIRE & MARINE Y50                    27,000             200              174
NIPPON OIL Y50                              27,000             192              158
NIPPON PAPER INDS Y50                       31,000             147              139
NIPPON STEEL Y50                           200,000             729              550
NIPPON YUSEN Y50                            24,000             137              115
NISSAN MOTOR Y50                            43,000             287              291
NISSIN FOOD PRODUCTS Y50                     6,000             171              154
NKK Y50                                     77,000             170              165
NOMURA SECURITIES Y50                       59,000           1,099              946
OBAYASHI Y50                                22,000             125              115
ODAKYU ELECTRIC RAILWAY Y50                 23,000             152              152
OSAKA GAS Y50                               78,000             366              332
PIONEER ELECTRONIC Y50                       6,000             153              151
SAKURA BANK Y50                             69,000           1,005              896
SANKYO Y50                                  45,000           1,036              891
SANYO ELECTRIC Y50                          44,000             173              168
SECOM Y50                                    2,000             125              121
SEKISUI CHEMICAL Y50                        16,000             148              143
SEKISUI HOUSE Y50                           22,000             306              254
SEVEN-ELEVEN JAPAN NPV                      14,000             959            1,040
SHARP Y50                                   18,000             248              245
SHIMIZU Y50                                 25,000             207              174
SHINETSU CHEMICAL Y50                       10,000             156              148
SHISEIDO Y50                                13,000             147              143
SHIZUOKA BANK Y50                           16,000             190              188
SHOWA DENKO Y50                            170,000             575              404
SONY Y50                                    10,000             443              494
SUMITOMO BANK Y50                           84,000           1,634            1,468
SUMITOMO CHEMICAL Y50                       47,000             180              179
SUMITOMO ELECTRIC Y50                       12,000             143              140
SUMITOMO MAR & FIRE Y50                     19,000             160              150
SUMITOMO METAL Y50                          87,000             288              206
SUMITOMO Y50                                18,000             144              140
TAISEI Y50                                  35,000             225              199
TAISHO PHARMACEUTICAL Y50                    7,000             138              135
TAKEDA CHEMICAL INDS Y50                    17,000             184              168
TOBU RAILWAY Y50                            25,000             146              141
TOHOKU ELECTRIC POWER Y500                   7,000             194              185





                                                                      71

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
TOKAI BANK Y50                              41,000          $  469           $  411
TOKIO MARINE & FIRE Y50                    100,000           1,248            1,093
TOKYO ELECTRIC POWER Y500                   40,000           1,383            1,104
TOKYO GAS Y50                               82,000             391              364
TOKYU CORP Y50                              23,000             143              140
TOPPAN PRINTING Y50                         15,000             168              163
TORAY INDS Y50                              23,000             128              118
TOSTEM Y50                                  15,000             540              497
TOTO Y50                                    10,000             176              164
TOYO SEIKAN KAISHA Y50                       6,000             154              151
TOYOTA MOTOR Y50                           106,000           1,660            1,691
UNITIKA Y50                                150,000             565              382
YAMAICHI SECURITIES Y50                     27,000             195              144
YAMANOUCHI PHARMACEUTICAL Y50                9,000             178              162
YAMAZAKI BAKING Y50                          7,000             141              135
YASUDA TRUST & BANKING Y50                  24,000             162              157
YOKOHAMA (BANK OF) Y50                      23,000             203              202
Malaysia:
BERJAYA GROUP $M1 (NL)                     840,000             628            1,135
MAGNUM CORP $M0.50 (NL)                     50,000             127              148
MALAYAN BANKING $M1 (LR)                    30,000             134              212
PERLIS PLANTATIONS $M1 (NL)                200,000             522              787
PERUSAHAAN OTOMOBIL $M1 (NL)                27,000             129              121
RESORTS WORLD $M0.50 (NL)                   28,000             155              180
SIME DARBY $M0.50 (NL)                     450,000             858            1,261
TECHNOLOGY RESOURCES INDS $M1(NL            37,000             159              194
TELEKOM MALAYSIA $M1 (NL)                  100,000             788              820
UTD ENGINEER (M) $M0.50 (NL)                32,000             150              170
Netherlands:
ABN AMRO HOLDING NFL5                       40,600           1,294            1,495
ELSEVIER NFL1                                2,500             205              235
HEINEKEN NFL25                               6,000             596              665
KON PAKHOED CVA(NON EXCH) NFL5              16,000             386              439
NEDLLOYD GROEP NFL10                        14,000             356              425
PHILIPS ELECTRONIC NFL10                    35,000             604              721
ROYAL DUTCH PETROLEUM NFL5 BR                9,000             836              946
UNILEVER CVA NFL4                            9,000             968            1,043
WOLTERS KLUWER CVA NFL1                      3,500             206              221
New Zealand:
CARTER HOLT HARVEY ORD $NZ0.50              50,000             100              101
FLETCHER CHALL FORREST DIVISION             42,500               0               71
FLETCHER CHALLENGE ORD $NZ0.50             170,000             294              318
TELECOM CORP OF NEW ZEALAND $NZ1            90,000             165              225





                                                                      72

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
Norway:
HAFSLUND NYCOMED A NKR5                      3,800          $   73           $   61
HAFSLUND NYCOMED B NKR5                      4,000              71               67
NORSK HYDRO NKR20                           11,400             308              324
ORKLA A FREE NKR25                           2,200              82               86
Singapore:
CHUAN HUP HLDGS $S1 (NL)                   611,000             620              828
CITY DEVELOPMENTS $S0.50 (NL)              250,000             656            1,220
FIRST CAPITAL CORP $S1 (NL)                167,000             628              618
FRASER & NEAVE ORD $S1 (NL)                 14,000             139              160
HAW PAR BROTHERS $S1 (NL)                  296,000             634              717
KEPPEL CORP ORD $S1 (NL)                   110,000             551              786
OVERSEAS CHINESE BANK $S1 (FR)              16,000             142              173
PRIMA $S1 (NL)                             151,000             620              657
SINGAPORE INTL AIR $S1 (FR)                161,000           1,100            1,351
Spain:
ARGENTARIA CORP BANCARIA PTA500              3,000             137              127
AUTOPISTA CESA PTA500                       31,460             322              343
BANCO BILBAO VIZCAYA PTA600                 50,000           1,215            1,107
BCO CENTRAL HISPANO PTA500 REGD              4,700             137              113
BCO ESPANOL DE CREDITO PTA700                7,000             145               98
BCO SANTANDER PTA750 REGD                    2,500             133              116
EMPRESA NAC DE ELECTRIC PTA800               5,000             176              238
REPSOL PTA500                               20,000             510              623
TELEFONICA DE ESPANA ORD PTA500             50,000             574              652
Sweden:
ASTRA A SKR2.5                              27,000             560              615
ASTRA B SKR2.5                               6,000             131              134
ERICSSON (LM) TEL B SKR10                   13,000             581              532
SKAND ENSKILDA BANK A SKR10                 25,000             187              169
SKF B SKR12.5                               21,000             313              340
STORA KOPPARBERGS A SKR25                    3,000             134              142
SVENSKA HANDELSBK A SKR10                   12,000             168              163
VOLVO B SKR25                                6,000             329              388
Switzerland:
BBC BROWN BOVERI SFR100 BR                   1,000             546              731
CIBA-GEIGY SFR20 REGD                        2,000             858            1,212
CS HOLDINGS SFR20 REGD                       2,500             227              247
NESTLE SFR10 REGD                            1,424           1,074            1,230
ROCHE HLDG GENUSSCHEINE NPV                    400           1,299            1,700
ROCHE HOLDING SFR100                            50             313              387
SANDOZ PTG SFR100                              100             244              278
SCHW BANKGESELLSCH SFR100 BR                 1,600           1,163            1,459
SCHW BANKGESELLSCH SFR20 REGD                2,000             369              438





                                                                      73

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
SCHWEIZ BANKVEREIN SFR50 REGD                2,500          $  382           $  391
SCHWEIZ RUCKVER A WTS 14/10/94                 500               0                4
SCHWEIZ RUCKVERS B WTS 30/6/95                 500               0                3
SCHWEIZ RUCKVERSICH SFR20 REGD                 550             276              272
ZURICH VERSICHERUNG SFR50 BR                   200             184              204
United Kingdom:
ABBEY NATIONAL ORD 10P                      80,000             485              605
ANGLIAN WATER ORD #1                        50,000             402              438
ARGYLL GP ORD 25P                           47,000             201              192
ARJO WIGGINS APPLETON ORD 25P               51,000             177              180
ASSD BRITISH FOODS ORD 5P                   27,000             195              225
BARCLAYS ORD #1                             59,000             520              555
BASS ORD 25P                                31,000             263              246
BAT INDUSTRIES ORD 25P                     134,000             984            1,097
BICC ORD 50P                                40,000             236              238
BLUE CIRCLE INDUSTRIES ORD 50P              63,000             280              314
BOC GP ORD 25P                              20,000             192              195
BOOTS ORD 25P                               41,000             342              363
BOWATER ORD 50P                            100,000             743              671
BOWTHORPE ORD 10P                           80,000             448              419
BOWTHORPE ORD 10P NL/PD                     10,000               0                5
BPB INDUSTRIES ORD 50P                      65,000             259              339
BRITISH AEROSPACE ORD 10P                   33,000             223              201
BRITISH AIRWAYS ORD 25P                    214,500             968            1,425
BRITISH GAS ORD 25P                        203,000             985            1,026
BRITISH PETROLEUM ORD 25P                  261,000           1,270            1,390
BRITISH STEEL ORD 50P                      102,000             173              190
BRITISH TELECOM ORD 25P                    352,000           2,365            2,461
BTR ORD 25P                                134,000             716              739
CABLE & WIRELESS ORD 25P                    40,000             281              309
CADBURY SCHWEPPES ORD 25P                   39,000             292              294
CARADON ORD 25P                             55,000             278              337
CARLTON COMMUNICATIONS ORD 5P               23,000             264              323
COATS VIYELLA ORD 20P                       67,000             280              255
COMMERCIAL UNION ORD 25P                    26,000             252              249
COURTAULDS ORD 25P                          26,000             183              188
EASTERN ELECTRICITY ORD 50P                 17,000             175              170
ENGLISH CHINA CLAYS ORD 25P                 32,000             204              218
FKI ORD 10P                                 90,000             197              258
FORTE ORD 25P                              111,888             412              432
GENERAL ACCIDENT ORD 25P                    25,000             266              265
GENERAL ELECTRIC ORD 5P                    132,238             633              668
GLAXO HDG ORD 25P                          170,000           1,661            1,823
GRAND METROPOLITAN ORD 25P                  71,000             482              499
GREAT UNIVERSAL STORES ORD 25P              42,000             380              403
GUARDIAN ROYAL EXCHANGE ORD 5P              58,000             188              198
GUINNESS ORD 25P                            98,000             711              692




                                                                      74


                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
HANSON ORD 25P                             217,000          $  815           $  862
HSBC HLDGS ORD $HK10                        40,411             427              592
ICI ORD #1 (POST DEMERGER)                  45,000             492              532
KINGFISHER ORD 25P                          27,000             290              309
LADBROKE GROUP ORD 10P                     150,000             477              360
LAND SECURITIES ORD #1                      24,000             286              281
LASMO ORD 25P                              107,000             237              184
LEGAL & GENERAL GROUP ORD 25P               36,000             290              268
LLOYDS BANK ORD                            131,097           1,101            1,278
LONRHO ORD 25P                              86,000             165              164
MARKS & SPENCER ORD 25P                    230,000           1,242            1,543
MEPC ORD 25P                                25,000             208              200
NATIONAL POWER ORD 50P                      60,000             333              430
NORTH WEST WATER ORD #1                     40,000             319              347
OCEAN GROUP ORD 25P                         80,000             397              393
P & O DFD STK #1                            31,911             300              305
PEARSON ORD 25P                             23,000             211              207
PRUDENTIAL CORP ORD 5P                     182,446             901              974
RANK ORGANISATION ORD 25P                   35,000             413              510
REDLAND ORD 25P                             21,000             186              182
REED INTERNATIONAL ORD 25P                  24,000             276              318
REUTERS HOLDINGS ORD 10P                    30,000             608              793
RMC GROUP ORD 25P                           22,000             274              303
ROLLS ROYCE ORD 20P                         75,000             193              180
ROYAL BANK SCOTLAND GP ORD 25P              53,000             286              358
ROYAL INSURANCE HLDGS ORD 25P               60,000             281              302
RTZ CORP ORD 10P (REGD)                     80,000             817              960
SAINSBURY (J) ORD 25P                       51,000             344              335
SCOTTISH NEWCASTLE ORD 20P                  20,000             164              158
SCOTTISH POWER ORD 50P                      60,000             324              405
SEARS ORD 25P                               98,000             188              185
SMITHKLINE BCH/BEC UNITS                    43,000             232              232
SMITHKLINE BEECHAM A ORD 12.5P              60,000             417              359
SOUTHERN ELECTRICITY ORD 50P                18,000             190              189
TARMAC ORD 50P                             120,000             258              306
TATE & LYLE ORD 25P                         50,000             302              296
TESCO ORD 5P                                94,000             314              296
THAMES WATER ORD #1                         40,000             327              341
THORN EMI ORD 25P                           30,000             456              439
TI GROUP ORD 25P                            31,000             189              184
UNILEVER ORD 5P                             28,000             489              498
UNITED BISCUITS ORD 25P                     32,000             167              171
VODAFONE GROUP ORD 5P                       50,000             410              439





                                                                      75

                                        Total                              Fair
                                   Shares/Units or        Cost            Value
Common Stock:                       Maturity Value  (In Thousands)   (In Thousands)
______ ______                       ________ _____  ___ __________   ___ __________
International Stock Fund:
WARBURG (SG) GRP ORD 25P                    22,000             291              303
WILLIAMS (HDG) ORD 25P                      54,000             269              299
WOLSELEY ORD 25P                            40,000             399              500
ZENECA ORD 25P                              52,000             595              647
                                                          ________         ________
                                                          $158,704         $171,879
IBM Stock Fund:
INTERNATIONAL BUSINESS MACHINES CORP     2,721,289        $180,692         $153,753
                                                          ________         ________
Total Common Stocks:                                    $1,101,237       $1,206,118



                                                                                    SCHEDULE II
                              INTERNATIONAL BUSINESS MACHINES CORPORATION
                                      TAX DEFERRED SAVINGS PLAN
                              TRANSACTIONS INVOLVING AN AMOUNT IN EXCESS
                            OF 5 PERCENT OF THE CURRENT VALUE OF PLAN ASSETS
                                            DECEMBER 31, 1993

                                          (Dollars in Thousands)
                                      Acquisitions                     Disposals
                                  ---------------------      ----------------------------------
                                                                                       Realized
                                  Volume           Cost       Volume      Proceeds         Gain
                                  ------     ----------      -------    ----------     --------
Bankers Trust Discretionary
 Pooled Fund
   - Acquisition Transactions        320     $  407,790
   - Disposal Transactions                                       276    $  438,511          -
Bankers Trust Direct
 Pooled Fund
   - Acquisition Transactions        538      1,411,835
   - Disposal Transactions                                       682     1,385,792          -
Bankers Trust Equity
 Index Fund
   - Acquisition Transactions         35        351,807
   - Disposal Transactions                                        88       208,255      $74,608












                                                                      77